Exhibit 10.1
INVESTMENT AGREEMENT
dated as of May 23, 2010

by and among
HAMPTON ROADS BANKSHARES, INC.,

CARLYLE GLOBAL FINANCIAL SERVICES PARTNERS, L.P.
and

ACMO-HR, L.L.C.
_____________________________

6.13.	Captions	84
6.14.	Severability	84
6.15.	Third Party Beneficiaries	84
6.16.	Public Announcements	85
6.17.	Specific Performance	85
6.18.	No Recourse	85

Term	Location of Definition	Term	Location of Definition

ACMO	Recitals	Common Shares	Recitals
Acquisition Transaction	3.2(a)	Common Stock	Recitals
Action	2.2(g)	Company	Preamble
Additional Agreements	Recitals	Company Deductible	5.2(b)
Additional Investors	Recitals	Company Employees	2.2(x)(1)
Affiliate	6.3(b)	Company Financial Statements	2.2(h)
Agency	6.3(a)	Company Option	2.2(c)
Agreement	Preamble	Company Preferred Stock	2.2(c)
Anchor Investor	Preamble	Company Reports	2.2(i)
Anchor Investor Indemnified Parties	5.1(a)	Company Restricted Stock	2.2(c)
Anchor Investor Indemnitee	3.5(f)	Company Specified Representations	6.3(m)
Anchor Investor Indemnitors	3.5(f)	Company Subsidiaries	2.2(b)
Anchor Investor Specified		Company Subsidiary	2.2(b)
Representations	6.3(w)	Confidentiality Agreements	3.3(c)
Anchor Investors	Preamble	Continuing Directors	6.3(n)
Anchorage Anchor Investor	6.3(c)	Convertible Preferred Stock	Recitals
Anchorage Confidentiality Agreement	3.3(c)	Demand Notice	3.14(a)(2)
Anchorage Deductible	5.1(c)	Demand Registration Statement	3.14(a)(2)
Anchorage Designated Director	6.3(d)	Designated Anchor Investor
Anchorage Investor Indemnified		Directors	3.5(a)
Parties	5.1(a)	Disclosure Schedule	6.3(o)
Articles of Amendment	6.3(e)	Effective Date	3.14(k)(1)
Banks	2.2(a)	Effectiveness Deadline	3.14(k)(2)
Bankshares Benefits Plans	2.2(x)(1)	Environmental Laws	6.3(p)
Benefit Plans	2.2(x)(1)	Equity Commitment Letter	Recitals
BFI	1.2(c)(2)(D)	ERISA	2.2(x)(1)
BHC Act	1.2(c)(2)(D)	Exchange Act	2.2(e)(2)
Board of Directors	6.3(f)	Exchange Agreement	Recitals
Burdensome Condition	1.2(c)(2)(F)	Exchange Offers	Recitals
Business Combination	6.3(k)(B)	FDI Act	1.2(c)(2)(D)
Business Day	6.3(g)	FDIC	2.2(b)
Capital Stock	6.3(h)	Federal Reserve	1.2(c)(2)(D)
Capitalization Date	2.2(c)	Fee Letter	6.2
Carlyle Anchor Investor	6.3(i)	Filing Deadline	3.14(a)(1)
Carlyle Confidentiality Agreement	3.3(b)	finally determined	5.4
Carlyle Deductible	5.1(b)	First Secondary Offering Registration	3.14(a)(7)
Carlyle Designated Director	6.3(j)	GAAP	6.3(q)
Carlyle Investor Indemnified Parties	5.1(a)	General Articles of Amendment	6.3(r)
CBCA	2.3(c)	General Stockholder Proposals	3.4(b)
Change in Control	6.3(k)	Governmental Consent	6.3(s)
Closing	1.2(a)	Governmental Entity	6.3(t)
Closing Date	1.2(a)	Hampton Roads	2.2(a)
Code	6.3(l)	Holder	3.14(k)(3)

Holders’ Counsel	3.14(k)(4)	Registration Expenses	3.14(k)(7)
HSR Act	6.3(s)	Regulatory Agreement	2.2(s)
Indemnified Party	5.3(a)	Representatives	3.2(a)
Indemnifying Party	5.3(a)	Rights	3.18(a)
Indemnitee	3.14(g)(1)	Rights Offering	3.18(a)
Insider	2.2(ff)	Rights Purchase Price	3.18(a)
Insurer	6.3(u)	Rule 144	6.3(bb)
Intellectual Property Rights	2.2(w)	Rule 158	3.14(k)(8)
Interim Financials	2.2(h)	Rule 159A	3.14(k)(8)
Investment	Recitals	Rule 405	3.14(k)(8)
Investors	Recitals	Rule 415	3.14(k)(8)
IT Assets	2.2(w)	Schedule TO	6.3(cc)
Knowledge	6.3(v)	SEC	2.1(b)
Law	2.2(r)	SEC Guidance	3.14(k)(9)
Legacy Stockholder	3.18(a)	Second Secondary Offering
Liens	2.2(d)(2)	Registration	3.14(a)(7)
Loan Investor	6.3(x)	Secondary Offering Registrations	3.14(a)(7)
Losses	6.3(y)	Securities Act	2.2(e)(1)
Material Adverse Effect	2.1(a)	Selling Expenses	3.14(k)(10)
Material Contracts	2.2(t)	Series A Exchange	6.3(dd)
New Security	3.9(a)	Series A Preferred Stock	Recitals
Nominating Committee	3.5(b)	Series A Stockholder Proposal	6.3(ee)
Non-Qualifying Transaction	6.3(k)(B)	Series B Exchange	6.3(ff)
Observer	3.5(d)	Series B Preferred Stock	Recitals
OFAC	2.2(o)	Series B Stockholder Proposal	6.3(gg)
Offering Ceiling	3.14(a)(7)	Shelf Registration Statement	3.14(a)(3)
Other Private Placements	Recitals	Shore	2.2(a)
Parent Corporation	6.3(k)(B)	Special Registration	3.14(i)
PBGC	2.2(x)(6)	Stock Plans	2.2(c)
Pending Underwritten Offering	3.14(l)	Stockholder Proposals	6.3(hh)
Permitted DTA Impairment	2.1(a)	Subsidiary	6.3(ii)
Person	6.3(z)	Surviving Corporation	6.3(k)(B)
Piggyback Registration	3.14(a)(4)	Suspension Period	3.14(d)
Placement Agents	2.2(cc)	TARP Exchange	Recitals
Preferred Stock Articles of		TARP Preferred Stock	Recitals
Amendment	3.4(b)	TARP Warrant	Recitals
Preferred Stock Proposals	3.4(b)	Tax	6.3(jj)
Previously Disclosed	2.1(b)	Tax Return	6.3(kk)
Pro Rata Basis	3.18(d)	Taxes	6.3(jj)
Proxy Statement	6.3(aa)	Third Party Claim	5.3(a)
Purchase Price	1.1	Transaction Documents	6.3(ll)
Qualifying Ownership Interest	3.5(a)	Treasury	Recitals
Register	3.14(k)(5)	Treasury Letter	Recitals
registered	3.14(k)(5)	Undersubscription Amount	3.18(d)
Registrable Securities	3.14(k)(6)	Voting Debt	2.2(c)
registration	3.14(k)(5)

LIST OF SCHEDULES AND EXHIBITS
Schedule I – Knowledge
Schedule II – Exchange Offer

Exhibit A – Form of Voting Agreement
Exhibit B – Passivity or Anti-Association Commitments
Exhibit C – Legal Opinion
Exhibit D – Acknowledgement and Waiver of Executive Officers
Exhibit E – Acknowledgement and Waiver of Directors
Exhibit F – Preferred Stock Articles of Amendment
Exhibit G – General Articles of Amendment
Exhibit H – Equity Commitment Letter

INVESTMENT AGREEMENT, dated as of May 23, 2010 (this “Agreement”), by and among Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), Carlyle Global Financial Services Partners, L.P. and ACMO-HR, L.L.C. (each, an “Anchor Investor”, and collectively, the “Anchor Investors”).
RECITALS:
A. The Investment. The Company intends to issue and sell to the Anchor Investors, and the Anchor Investors, severally and not jointly, intend to purchase from the Company, the number of shares of Common Stock of the Company (the “Common Stock” or “Common Shares”) as will result in each Anchor Investor owning a number of Common Shares equal to 23.1% of the shares of Common Stock outstanding immediately after giving effect to the transactions contemplated by the Transaction Documents (and assuming the Rights Offering is fully subscribed without use of the backstop commitments) for an aggregate purchase price of $72,565,714 payable by each Anchor Investor to the Company (the “Investment”).
B. Other Private Placements. The Company intends to effect one or more private placement transactions of Common Stock to accredited investors (the “Additional Investors”, and together with the Anchor Investors, the “Investors”) with the closing of such transactions to occur simultaneously with the closing of the Investment (the “Other Private Placements”).  The Investment and the Other Private Placements are currently anticipated to generate approximately $255,000,000 of gross proceeds to the Company, and the Company, in connection with the Other Private Placements, shall enter into subscription agreements with the Additional Investors (the “Additional Agreements”).
C. TARP Exchange. The United States Department of Treasury (the “Treasury”) holds (i) 80,347 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “TARP Preferred Stock”) and (ii) a warrant, dated December 31, 2008, to purchase 1,325,858 shares of the Common Stock at an exercise price of $9.09 per share (the “TARP Warrant”). On the terms and subject to the conditions set forth in a letter dated May 18, 2010 from Treasury to the Company (the “Treasury Letter”), and an Exchange Agreement to be executed by the Treasury and the Company incorporating the terms of the Treasury Letter (the “Exchange Agreement”), the Company intends to exchange the TARP Preferred Stock for a new series of mandatorily convertible preferred stock (the “Convertible Preferred Stock”), which such shares the Company will then convert into 46,713,372 shares of Common Stock (subject to adjustment as provided therein), and to amend the TARP Warrant to, among other things, reduce the exercise price thereof to $0.43 per share (collectively, the “TARP Exchange”).
D. Exchange Offers. Prior to the closing of the transactions contemplated by the Transaction Documents, the Company intends to conduct exchange offers (the “Exchange Offers”) pursuant to which the Company will offer to exchange each share of the Non-Convertible Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) for Common Shares and each share of the Non-Convertible Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) for Common Shares, in each case on the terms set forth on Schedule II hereto.
E. Charter Amendment and Stockholder Proposals. In connection with the transactions contemplated hereby and the Exchange Offers, the Company will call a special meeting of stockholders for the purpose of (i) increasing the authorized number of Common Shares to an amount necessary to consummate the transactions contemplated by the Transaction Documents and the other transactions referred to herein and therein, (ii) amending the terms of the Series A Preferred Stock and the Series B Preferred Stock, (iii) approving the issuance of the Common Shares pursuant to NASDAQ Marketplace Rules 5635(b) and 5635(d), (iv) approving a reverse stock split of the Common Shares, if such approval is required by the NASDAQ Marketplace Rules or as the Company otherwise  deems necessary and (v) adopting certain other amendments to the Articles of Incorporation of the Company.
F. The Rights Offering. Following the closing of the transactions contemplated by the Transaction Documents, the Company will commence a rights offering providing holders of record of the Common Stock on the day prior to the Closing Date with the right to invest in Common Stock at the same price per share paid by the Anchor Investors. The rights will be non-transferable and will provide for the purchase of a maximum of $20,000,000 worth of Common Stock by such existing stockholders.
G. Voting Agreements. Each of the members of the Board of Directors shall enter into separate voting agreements substantially in the form of Exhibit A hereto whereby such member of the Board of Directors agrees to vote their shares of Common Stock in favor of the Stockholder Proposals.
H. Equity Commitment Letter. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Anchorage Anchor Investor and Anchorage Capital Master Offshore, Ltd. (“ACMO”) have entered into an equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”)

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Anchor Investor, severally and not jointly, hereby agree as follows:
ARTICLE I
PURCHASE; CLOSING
1.1.           Issuance, Sale and Purchase
.

Subject to the terms set forth herein and subject to the satisfaction or waiver of the conditions set forth in Section 1.2 below, the Company agrees to issue and sell to each Anchor Investor, and each Anchor Investor, severally and not jointly, agrees to purchase from the Company, free and clear of any Liens, the number of shares of Common Stock of the Company as will result in each Anchor Investor owning a number of Common Shares equal to 23.1% of the shares of Common Stock outstanding immediately after giving effect to the transactions contemplated by the Transaction Documents (and assuming the Rights Offering is fully subscribed without use of the backstop commitments) for a purchase price of $72,565,714 (the “Purchase Price”) payable by each Anchor Investor to the Company.
1.2.           Closing; Closing Deliverables; Closing Conditions
(a)           Closing.  The closing of the purchase of the Common Shares by the Anchor Investors pursuant hereto (the “Closing”) shall occur on the second Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Section 1.2(c) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) (provided, that the Company shall provide the Anchor Investors with notice of the Closing Date and provided further that the Closing Date shall be postponed as necessary to ensure that the Closing Date occurs no earlier than ten (10) Business Days after the foregoing notice has been provided by the Company to the Anchor Investors) at the offices of Simpson Thacher & Bartlett located at 425 Lexington Avenue, New York, NY 10017 or such other date or location as agreed in writing by the parties.  The date of the Closing is referred to as the “Closing Date.”
(b)           Closing Deliverables.  At the Closing the parties shall make the following deliveries:
(A)           The Company shall have delivered to each Anchor Investor a certificate evidencing the incorporation and good standing of the Company and each of the Company Subsidiaries as of a date within ten (10) Business Days before the Closing Date;
(B)           The Company shall have delivered (or shall deliver concurrently with the Closing) to each Anchor Investor the number of the Common Shares to be purchased pursuant to Section 1.1 of this Agreement registered in the name of such Anchor Investor;
(C)           Each Anchor Investor shall deliver concurrently with the Closing the Purchase Price by wire transfer or immediately available funds to the account provided to the Company at least one (1) Business Day prior to the Closing Date; and
(D)           The Company shall have delivered to such Anchor Investor such other documents relating to the purchase and sale of the Common Shares contemplated by this Agreement as such Anchor Investors shall have reasonably requested.
(c)           Closing Conditions.  (1)  The respective obligations of each Anchor Investor, on the one hand, and the Company, on the other hand, to consummate the Closing are each subject to the satisfaction or written waiver by the Company and the Anchor Investors of the following conditions prior to the Closing:
(A)           No provision of any Law and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Anchor Investors or any of their Affiliates from owning or voting any Common Shares;
(B)           All Governmental Consents required to have been obtained at or prior to the Closing Date in connection with the execution, delivery or performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect;
(C)           The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Transaction Documents under the HSR Act shall have expired or been earlier terminated; and
(D)           The General Stockholder Proposals shall have been approved and adopted and the General Articles of Amendment shall have been duly filed with the Commonwealth of Virginia State Corporation Commission and shall be in full force and effect.
(2)           The obligation of each Anchor Investor to purchase the Common Shares to be purchased by it at the Closing is also subject to the satisfaction or written waiver by such Anchor Investor of the following conditions prior to the Closing:
(A)           The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company (and except that (1) representations and warranties made as of a specified date shall be true and correct as of such date and (2) the representations and warranties of the Company set forth in Section 2.2(b) (but only with respect to the last sentence thereof), Section 2.2(c), Section 2.2(f) and Section 2.2(q)(4) shall be true and correct in all respects;
(B)           The Company shall have performed and complied with in all material respects all agreements, covenants and conditions required by the Transaction Documents to be performed by it on or prior to the Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects);
(C)           Each Anchor Investor shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(c)(2)(A) and Section 1.2(c)(2)(B) have been satisfied on and as of the Closing Date;
(D)           Each Anchor Investor shall have received written confirmation, satisfactory in its reasonable good faith judgment, from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Virginia Bureau of Financial Institutions (the “BFI”) to the effect that (or, with respect to clause (iii), each Anchor Investor shall otherwise be reasonably satisfied that) the purchase of the Common Shares and the consummation of the Closing and the transactions contemplated by the Transaction Documents will not result in the Anchor Investor or any of its Affiliates being deemed in control of the Company for purposes of (i) the Bank Holding Company Act of 1956, as amended (the “BHC Act”), (ii) the Code of Virginia, or (iii) the cross-guaranty liability provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), or (iv) otherwise being regulated as a bank holding company within the meaning of the BHC Act;
(E)           Each Anchor Investor shall have received from the Federal Reserve a written non-objection to the notice filed by such Anchor Investor in connection with its purchase of shares of Common Stock pursuant to Change of Bank Control Act of 1978, as amended;
(F)           There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, the Anchor Investors or the transactions contemplated by the Transaction Documents, by any Governmental Entity, whether in connection with the Governmental Consents specified in Section 1.2(c)(1)(B) or otherwise, which imposes any restriction or condition (other than such restrictions as are described in the passivity or anti-association commitments described on Exhibit B hereto) which any Anchor Investor determines, in its reasonable good faith judgment, is materially and unreasonably burdensome or would reduce the benefits of the transactions contemplated hereby to such Anchor Investor to such a degree that such Anchor Investor would not have entered into the Transaction Documents had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”), and, for the avoidance of doubt, (i) any requirements to maintain capital in excess of the amount required to be considered “well capitalized” under generally applicable published guidelines, and (ii) any requirements to disclose the identities of limited partners, shareholders or members of any Anchor Investor or its Affiliates or its investment advisors, other than Anchorage Capital Partners, L.P. and Anchorage Capital Partners Offshore,

Ltd., shall be deemed a Burdensome Condition unless otherwise determined by such Anchor Investor in its sole discretion);
(G)           There shall not be in effect, as a result of any Regulatory Agreement, any limitation that would limit the amount of either Bank’s brokered deposits to an amount less than the amount of brokered deposits on the books of that Bank on June 24, 2010;
(H)           The Banks shall have received from the Federal Reserve assurances reasonably satisfactory to the Anchor Investors that the Banks will be determined by the Federal Reserve within 10 days of the Closing Date to be “well capitalized” pursuant to section 208.42(b) of its Regulation H (12 C.F.R. § 208.42(b);
(I)           As of the Closing Date, the Company and the Company Subsidiaries shall have, on a consolidated basis, (a) at least $200,000,000 in (i) cash and due from banks, (ii) deposits in other banks, (iii) overnight funds sold and due from the Federal Reserve Bank and (iv) securities available for sale that have not been pledged and for which a liquid market and price quotations are immediately available through a major securities dealer; and (b) at least $2,200,000,000 in non-brokered deposits (including money market, demand, checking, savings and transactional accounts and certificates of deposits);
(J)           The Banks shall have received assurances reasonably satisfactory to the Anchor Investors that the Banks will be permitted to accept uninsured deposits within 10 days of the Closing Date;
(K)           Since the date hereof, a Material Adverse Effect shall not have occurred and no change or other event shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect;
(L)           The Company shall have received (or shall receive concurrently with the Closing) proceeds from the sale of the Common Shares pursuant to the Investment and the Other Private Placements, in each case at a price per share of $0.43, in an aggregate amount of not less than $255,000,000;
(M)           Either (i) not less than 100% of the aggregate liquidation preference of the outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock shall have been exchanged for Common Shares pursuant to the Exchange Offers or (ii) (A) not less than 51% of the aggregate liquidation preference of the outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock shall have been exchanged for Common Shares pursuant to the Exchange Offer and (B) the Series A Stockholder Proposals and the Series B Stockholder Proposals shall have been approved and adopted and the Preferred Stock Articles of Amendment shall have been duly filed with the Commonwealth of Virginia State Corporation Commission and shall be in full force and effect.

(N)           Contemporaneously with the Closing, all of the TARP Preferred Stock shall have been exchanged for or converted into 46,713,372 shares of Common Stock, directly or through an exchange into and conversion of the Convertible Preferred Stock;
(O)           The TARP Warrants shall have been amended to reflect the reduced conversion price of $0.43 per share pursuant to the terms and conditions of the Treasury Letter;
(P)           Following the date hereof, the Company shall not have agreed to enter into or entered into (a) any agreement or transaction in order to raise capital or (b) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents;
(Q)           The number of members of the Board of Directors shall have been reduced to nine (9) members, including two Designated Anchor Investor Directors and the chief executive officer of the Company. Any existing member of the Board of Directors who will not be among the nine (9) members of the Board of Directors immediately following the Closing shall have tendered his conditional resignation from the Board of Directors to the Company to be effective upon the Closing;
(R)           Each Anchor Investor shall have received a certificate signed on behalf of the Company by a senior executive of the Company, dated as of the Closing Date, certifying (a) the resolutions adopted by the Board of Directors or a duly authorized committee thereof approving the transactions contemplated by the Transaction Documents and the issuance of the Common Shares in the Other Private Placements, (b) the current versions of the Articles of Incorporation, as amended, and By-Laws, as amended, of the Company and (c) as to the signatures and authority of the individuals signing this Agreement and related documents on behalf of the Company.
(S)           At the Closing, the Company shall have caused each Anchor Investor to receive, substantially in the forms set forth as Exhibit C hereto, opinions of Williams Mullen, counsel to the Company.
(T)           (i) No later than 30 days after the date of this Agreement, the Company shall have caused each of the executives identified in the Disclosure Schedules relating to Section 2.2(x)(7)(A), and each  member of the Board of Directors, to execute an acknowledgement and a waiver, in the form attached as Exhibit D or Exhibit E hereto, as applicable and (ii) prior to the Closing, the Company shall amend all Benefit Plans identified in the Disclosure Schedules relating to Section 2.2(x)(7) to clarify that the transactions contemplated by the Transaction Documents shall not result in or accelerate any payment or severance benefit becoming due to any current of former employee, officer or director of the Company or any Company Subsidiary; and

(U)           The Common Stock, including the Common Shares issued hereunder, (i) shall be designated for listing and quotation on the Nasdaq Stock Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Nasdaq Stock Market from trading on the Nasdaq Stock Market.
(3)           The obligations of the Company hereunder to issue and sell the Common Shares to each Anchor Investor at the Closing is subject to the satisfaction or written waiver by the Company of the following conditions prior to the Closing:
(A)           The representations and warranties of each Anchor Investor set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date except where the failure to be true and correct (without regard to any materiality qualifications contained therein) would materially adversely affect the ability of such Anchor Investor to perform its obligations hereunder;
(B)           Each Anchor Investor shall have performed and complied with in all material respects all agreements, covenants and conditions required by the Transaction Documents to be performed by it on or prior to the Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, each Anchor Investor shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects).
(C)           The Company shall have received a certificate, dated as of the Closing Date, from each Anchor Investor signed on behalf of such Anchor Investor by a senior executive officer of such Anchor Investor certifying to the effect that the conditions set forth in Section 1.2(c)(3)(A) and Section 1.2(c)(3)(B) have been satisfied on and as of the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1.           Certain Terms
(a)           As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impair or delay the ability of the Company or any of the Company Subsidiaries to perform its or their obligations under the Transaction Documents to consummate the Closing or any of the transactions contemplated hereby or thereby; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from (A) actions or omissions of the Company or any Company Subsidiary expressly required by the terms of the Transaction Documents; (B) changes, after the date hereof, in general economic conditions in the United States, including financial market volatility or downturn, (C) changes, after the date hereof, affecting generally the industries or markets in which the Company operates, (D) acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of disease, (E) any changes, after the date hereof, in applicable Laws or accounting rules or principles, including changes in GAAP, (F) the announcement or pendency of the transactions contemplated by the Transaction Documents or (G) any failure by the Company or any of the Company Subsidiaries to meet any internal projections or forecasts with regard to the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the determination of whether a Material Adverse Effect has occurred may be taken into account in determining whether there has been a Material Adverse Effect); provided further, however, that any circumstance, event, change, development or effect referred to in clauses (B), (C), (D) or (E) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such circumstance, event, change, development or effect has a disproportionate effect on the Company compared to other participants in the industries or markets in which the Company operates; and provided, further, however, that the parties agree that each of the following shall constitute a Material Adverse Effect:  (i) any restatement of the Company’s financial statements that would have the effect of reducing the consolidated total equity of the Company by 7.5% or more (excluding the effect of restatements for (A) an impairment of deferred tax assets but only to the extent the impairment does not adversely affect the value of the deferred tax asset on the opening balance sheet of the Company after Closing and after the application of purchase accounting (“Permitted DTA Impairment”), and (B) an increase in the provision for loan losses, loan charge offs, or any reserve for loan losses), or any determination by the SEC or the Company’s independent accountants, or any determination by the Board of Directors, that such a restatement should be effected or (ii) any other circumstance, event, change, development or effect after the date hereof that would be reasonably expected to (A) cause the Company’s GAAP net losses (excluding transaction expenses, accrual for preferred dividends, and any Permitted DTA Impairment but not excluding the provision for loan losses) for financial accounting purposes to exceed $40,000,000 in the second quarter of 2010 or $30,000,000 in the third quarter of 2010, (B) cause any unexpected increase in GAAP net losses (excluding provision for loan losses), or reduction in GAAP net income (excluding provision for loan losses) for all periods after Closing by more than $2,000,000 in excess of what would otherwise be reported  or (C) reduce the total equity value of the Company by more than $15,000,000 (excluding transaction expenses, provision for loan losses, accrual for preferred dividends, and any Permitted DTA Impairment).
(b)           As used in this Agreement, the term “Previously Disclosed” with regard to (1) any party means information set forth on its Disclosure Schedule corresponding or responsive to the provision of this Agreement, to which such information relates, provided, however, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement and (2) the Company includes information publicly disclosed by the Company in (A) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (the “SEC”), (B) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed by it with the SEC or (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010 available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature). Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Anchor Investors, as applicable.
2.2.           Representations and Warranties of the Company
Except as Previously Disclosed (other than with respect to Sections 2.2(a), 2.2(d)(1), 2.2(d)(3), 2.2(e), 2.2(l), 2.2(o), 2.2(p), 2.2(u), 2.2(v), 2.2(w), 2.2(y), 2.2(bb), 2.2(dd), 2.2(ee), 2.2(hh), 2.2(ii), 2.2(jj), 2.2(kk) and 2.2(ll)), the Company hereby represents and warrants to each of the Anchor Investors, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date which shall be made as of that date), that:
(a)           Organization and Authority.  Each of the Company and the Company Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company has furnished to the Anchor Investors true, correct and complete copies of the articles of incorporation and by-laws (or similar governing documents) as amended through the date of this Agreement for the Company, The Bank of Hampton Roads (“Hampton Roads”) and Shore Bank (“Shore”, and together with Hampton Roads, the “Banks”).  The Company is duly registered as a bank holding company under the BHC Act.
(b)           Company Subsidiaries.  The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (each, a “Company Subsidiary”, and, collectively, the “Company Subsidiaries”).  Except for the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens. The deposit accounts of Hampton Roads and Shore are insured by the Federal Deposit Insurance Corporation (“FDIC”)

to the fullest extent permitted by the FDI Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company beneficially owns all of the outstanding capital securities and has sole control of Hampton Roads and Shore.
(c)           Capitalization. The authorized Capital Stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii)1,000,000 shares of preferred stock (including shares of Series A Preferred Stock, Series B Preferred Stock and TARP Preferred Stock) (the “Company Preferred Stock”). As of the close of business on May 14, 2010 (the “Capitalization Date”), there were 22,153,594 shares of Common Stock outstanding and 23,266 shares of Series A Preferred Stock, 37,550 shares of Series B Preferred Stock and 80,347 shares of TARP Preferred Stock outstanding. In addition, the TARP Warrant allows for the purchase of 1,325,858 shares of Common Stock by Treasury at an exercise price of $9.09 per share. Since the Capitalization Date and through the date of this Agreement, except in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including the Investment, the Other Private Placements, the TARP Exchange, the Exchange Offers and the Rights Offering, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.  As of the close of business on the Capitalization Date, other than in respect of the Series A Preferred Stock, the Series B Preferred Stock, the TARP Preferred Stock, the TARP Warrant and awards outstanding under or pursuant to the Benefit Plans in respect of which an aggregate of 4,447,814 shares of Common Stock have been reserved for issuance (including 1,799,657 shares reserved with respect to the 2002 Dividend Reinvestment and Optional Cash Purchase Plan), no shares of Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of Capital Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold or offered by the Company or any Company Subsidiary in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Section 2.2(c) of the Disclosure Schedule sets forth the following information with respect to each outstanding option to purchase shares of Common Stock (a “Company Option”) or right to acquire shares of Common Stock (“Company Restricted Stock”) under the Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan, Bank of Hampton Roads Non-Qualified Limited Stock Option Plan for Directors and Employees, Gateway Financial Holdings, Inc. 2005 Omnibus Stock Ownership and Long Term Incentive Plan, Gateway Financial Holdings, Inc. 2001 Nonstatutory Stock Option Plan, Gateway Financial Holdings, Inc. 1999 Incentive Stock Option Plan, Gateway Financial Holdings, Inc. 1999 Nonstatutory Stock Option Plan, Gateway Financial Holdings, Inc. 1999 BOR Stock Option Plan, Shore Financial Corporation 2001 Stock Incentive Plan, and

Shore Saving Bank, F.S.B. 1992 Stock Incentive Plan (the “Stock Plans”) which is true and correct as of the date of this Agreement: (A) the name and, to the Knowledge of the Company, the country and state of residence of each holder of Company Options; (B) the number of shares of Common Stock subject to such Company Option, and as applicable for each Company Option, the date of grant, exercise price, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of the date hereof, vesting schedule or schedule providing for the lapse of repurchase rights, reacquisition rights or other applicable restrictions, the type of Company Option and the Stock Plan or other plan under which such Company Options were granted or purchased; and (C) whether, in the case of a Company Option, such Company Option is an Incentive Stock Option (within the meaning of the Code). The Company has made available to the Investors copies of each form of stock option agreement evidencing outstanding Company Options and has also delivered any other stock option agreements to the extent there are variations from the form of agreement, specifically identifying the holder(s) to whom such variant forms apply. An aggregate of 1,674,505 shares of Common Stock are held for the benefit of participants in the Hampton Roads Bankshares, Inc. 2008 Director Deferred Compensation Plan, Hampton Roads Bankshares, Inc. Executive Savings Plan, Bank of Hampton Roads 401(K) Plan, Hampton Roads Bankshares, Inc. Directors’ Deferred Compensation Plan, Director Emeritus Program Agreements, Hampton Roads Bankshares, Inc. 2002 Dividend Reinvestment and Optional Cash Purchase Plan, and Gateway Bank & Trust Company 401(K) Plan, all of which are issued and outstanding as of the Capitalization Date. As of the date of this Agreement, except for (x) the outstanding Company Options described in this Section 2.2(c) and listed on Section 2.2(c) of the Disclosure Schedule and (y) as set forth elsewhere in this Section 2.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of Capital Stock of the Company (including any rights plan or agreement). The Company has Previously Disclosed all shares of Company Capital Stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2009 and all dividends or other distributions that have been declared, set aside, made or paid to the stockholders of the Company since that date. Each Company Option under the Stock Plans (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (ii) has an exercise price equal to or greater than the fair market value of a share of Common Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the Company’s Board of Directors or compensation committee actually awarded such Company Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such Company Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions, qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of Common Shares pursuant to the transactions contemplated by the Transaction Documents.
(d)           Authorization; Compliance with Other Instruments; Other Contracts.

    (1)           The Company has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. Except for authorization by stockholder approval of the Stockholder Proposals as contemplated by this Agreement, the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of the Company and no further approval or authorization is required on the part of the Company or its stockholders (other than the Preferred Stock Proposals and the General Stockholder Proposals). The Board of Directors has unanimously approved the agreements and the transactions contemplated by the Transaction Documents, including the Investment, the Other Private Placements, the TARP Exchange, the Exchange Offers and the Rights Offering. No other corporate proceedings are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. This Agreement has been and the other Transaction Documents will have been at the Closing duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Anchor Investors and the other parties thereto, are, or in the case of documents executed after the date hereof, will be, upon execution, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms (except as enforcement may be limited by applicable insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(2)           Neither the execution and delivery by the Company of the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the material properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (i) the articles of incorporation or by-laws (or similar governing documents) of the Company and each Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which it may be bound, or to which the Company or any of the Company Subsidiaries, or any of the properties or assets of the Company or any of the Company Subsidiaries may be subject, or (B) subject to receipt of the Governmental Consent referred to in Section 2.2(f), violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(3)           The only vote of the stockholders of the Company required to approve (A) increasing the authorized number of Common Shares to an amount necessary to consummate the transactions contemplated by the Transaction Documents and the other transactions referred to herein and therein, (B)  amending the terms of the Series A Preferred Stock and the Series B Preferred Stock, (C) the issuance of the Common Shares pursuant to NASDAQ Marketplace Rules 5635(b) and 5635(d) and (D) a reverse stock split of the Common Shares, if such approval is required by the NASDAQ Marketplace Rules or as the Company otherwise deems necessary, is, with respect to clauses (A) and (D), the affirmative vote of the holders of not less than a majority of the outstanding Common Shares, with respect to clause (C), the affirmative vote of the holders of not less than a majority of the total votes cast by holders of Common Stock and with respect to clause (B), the affirmative vote of the holders of not less than a majority of the outstanding Series A Preferred Stock and the affirmative vote of the holders of not less than a majority of the outstanding Series B Preferred Stock, as applicable.
(e)           Exchange Offers and Proxy Statement.
(1)           The issuance of Common Shares in connection with the Exchange Offers will be exempt from registration pursuant to Section 3(a)(9) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Company has not paid or given, directly or indirectly, any commission or other remuneration to any Person for soliciting the acquisition of the Series A Preferred Stock and Series B Preferred Stock or the exchange as contemplated pursuant to the Exchange Offers. None of the information included or incorporated by reference in the Schedule TO or any amendment thereto will have, at the time such Schedule TO or amendment thereto was filed with the SEC and at the time it became effective under the Securities Act, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(2)           The Proxy Statement will not have, at the date of mailing to stockholders and at the time of the meeting of stockholders to be held in connection with the Stockholder Proposals, contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of each of the dates in the foregoing sentence, the Proxy Statement will have complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC thereunder.  The Board of Directors has unanimously recommended (i) that the stockholders entitled to vote thereon vote in favor of each of the Stockholder Proposals and (ii) that the holders of Series A Preferred Stock and Series B Preferred Stock tender their shares of Series A Preferred Stock and Series B Preferred Stock, respectively, in connection with each of the Exchange Offers.

(f)           Governmental Consents.  No Governmental Consents are necessary for the execution and delivery of the Transaction Documents or for the consummation by the Company of the transactions contemplated hereby and thereby.
(g)           Litigation and Other Proceedings.  Except as would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened, claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”), against the Company or any Company Subsidiary or any of its assets, rights or properties, nor is the Company or any Company Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality.  There is no Action by the Company or any Company Subsidiary pending or which the Company or any Company Subsidiary intends to initiate (other than collection claims in the ordinary course of business). No director or officer of the Company is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty as of the date hereof. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.
(h)           Financial Statements.  Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, operations, changes in shareholders’ equity and cash flows, together with the notes thereto, included in any Company Report filed with the SEC prior to the date of this Agreement, and the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of March 31, 2010 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the period ending March 31, 2010, together with the notes thereto, included in the Company’s Form 10-Q filed with the SEC on May 17, 2010 (the “Interim Financials” and, collectively, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) to the extent filed with the SEC, complied, as of their respective date of such filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and normal and recurring year-end audit adjustments not material to the financial condition of the Company and the Company Subsidiaries in the case of the Interim Financials).
(i)           Reports.  Since December 31, 2007, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental

Entities, as the case may be. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report that were enumerated within such report or otherwise were the subject of written correspondence with respect thereto. The Company Reports, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed and, as of the date of each such Company Report filed with or furnished to the SEC, or if amended prior to the date of this Agreement, as of the date of such amendment, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. Copies of all of the Company Reports not otherwise publicly filed have, to the extent allowed by applicable Law, been made available to the Anchor Investors by the Company.
(j)           Internal Accounting and Disclosure Controls.  The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 2.2(j). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has no Knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2007, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company

Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.
(k)           Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company or any of the Company Subsidiaries and an unconsolidated or other Affiliated entity that is not reflected on the Company Financial Statements.
(l)           Risk Management Instruments. All derivative instruments, including, swaps, caps, floors and option agreements entered into for the Company’s or any of the Company Subsidiaries’ own account were entered into (1) only in the ordinary course of business consistent with past practice, (2) in accordance with prudent practices and in all material respects with all Laws and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or any Company Subsidiary, as applicable, enforceable in accordance with its terms.  Neither the Company, nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
(m)           No Undisclosed Liabilities.  There are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities adequately reflected or reserved against in accordance with GAAP in the Company’s audited balance sheet for the year ended December 31, 2009, and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2009, and which have not or could not reasonably be expected to result in a Material Adverse Effect.
(n)           Mortgage Banking Business.  The Company and each of the Company Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company has satisfied in all material respects, (i) all Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.  No Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or any of the Company Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of the Company Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing material restrictions on the activities (including commitment authority) of the Company or any of the Company Subsidiaries or (iii) indicated in writing to the Company or any of the Company

Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of the Company Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of the Company Subsidiaries’ compliance with Laws.
(o)           Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  The Company is not aware of, has not been advised of, and, to the Company’s Knowledge, has no reason to believe that any facts or circumstances exist that would cause it or any Company Subsidiary to be deemed to be (i) not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation; or (ii) not operating in compliance in all material respects with the applicable privacy and customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.  The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action.  The Company and each of the Company Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder. The Company will not knowingly directly or indirectly use the proceeds of the sale of the Common Shares pursuant to transactions contemplated by the Transaction Documents, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other Person, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(p)           Certain Payments.  Neither the Company nor any of the Company Subsidiaries, nor any directors, officers, nor to the Knowledge of the Company, employees or any of their Affiliates or any other Person who to the Knowledge of the Company is associated with or acting on behalf of the Company or any of the Company Subsidiaries has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any of the Company Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of the Company Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of the Company Subsidiaries, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any of the Company Subsidiaries that was required to have been and was not recorded in the books and records of the Company or any of the Company Subsidiaries.

(q)           Absence of Certain Changes.  Since December 31, 2009 and except as Previously Disclosed, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with prior practice, (2) none of the Company or any Company Subsidiary has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) except for publicly disclosed ordinary dividends on the Common Stock and outstanding preferred stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its Capital Stock, (4) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have a Material Adverse Effect and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party and which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(r)           Compliance with Laws.  The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary.  The Company and each Company Subsidiary have complied in all material respects and (i) are not in default or violation in any respect of, (ii) are not under investigation with respect to, and (iii) have not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults or violations  that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries, and, as of the date hereof, each of Hampton Roads and Shore has a Community Reinvestment Act rating of “satisfactory” or better.
(s)           Agreements with Regulatory Agencies.  The Company and the Company Subsidiaries (i) are not subject to any cease-and-desist or other similar order or enforcement action issued by, (ii) are not a party to any written agreement, consent agreement or memorandum of understanding with, (iii) are not a party to any commitment letter or similar undertaking to, (iv) are not subject to any capital directive by, since December 31, 2007, and (v) each of the Company and the Company Subsidiaries has not adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2007 by any

Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, except as set forth in the Disclosure Schedule.  The Company and the Company Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which they are party or subject, and the Company and the Company Subsidiaries have not received any notice from any Governmental Entity indicating that either the Company or any of the Company Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.
(t)           Contracts. Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to any contracts or agreements:
(1)           relating to indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing, but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $100,000, except for those issued in the ordinary course of business;
(2)           that constitutes a collective bargaining or other arrangement with any labor union;
(3)           that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;
(4)           that is a lease or agreement under which the Company or any of the Company Subsidiaries is lessee of, or holds or operates, any property owned by any other Person;
(5)           that is a lease or agreement under which the Company or any of the Company Subsidiaries is lessor of, or permits any Person to hold or operate, any property owned or controlled by the Company or any of the Company Subsidiaries;
(6)           limiting the ability of the Company or any of the Company Subsidiaries to engage, in any material respect, in any line of business or to compete, whether by restricting territories, customers or otherwise, or in any other material respect, with any Person;
(7)           that is a settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $100,000;
(8)           that relates to Intellectual Property Rights (other than a license granted to the Company for commercially available software licensed on standard terms with a total replacement cost of less than $100,000);

(9)           that concerns the sale or acquisition of any material portion of the Company’s business;
(10)           that concerns a partnership or joint venture;
(11)           involving aggregate consideration liability in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;
(12)           that concerns any material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, understanding or undertaking; and
(13)           any other contract, agreement or understanding material to the Company or any of the Company Subsidiaries or their respective operations.
Each Contract of a type Previously Disclosed above to this Section 2.2(t) (collectively, the “Material Contracts”), is (i) legal, valid and binding on the Company and the Company Subsidiaries which are a party to such contract, (ii) is in full force and effect and enforceable in accordance with its terms and (iii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by the Transaction Documents. Neither the Company nor any of the Company Subsidiaries, nor to the Company’s Knowledge, any other party thereto is in default under any Material Contract.  No benefits under any Material Contract will be increased, and no vesting of any benefits under any Material Contract will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Documents, nor will the value of any of the benefits under any Material Contract be calculated on the basis of any of the transactions contemplated by the Transaction Documents.  The Company and the Company Subsidiaries, and to the Knowledge of the Company, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each Material Contract, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the agreement and no party thereto has repudiated any provision of such contract.
(u)           Insurance. The Company and the Company Subsidiaries are, and will remain following consummation of the transactions contemplated by the Transaction Documents, insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and that are of the type customary in the businesses and location in which the Company and the Company Subsidiaries are engaged.  The Company and the Company Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and the Company Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not have a Material Adverse Effect.

(v)           Title.  The Company and the Company Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company or the Company Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or the Company Subsidiaries.
(w)           Intellectual Property Rights.  The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their business as conducted on the date of this Agreement.  To the Knowledge of the Company, no product or service of the Company or the Company Subsidiaries infringes the Intellectual Property Rights of others.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have not received notice of any claim being made or brought, or, to the Knowledge of the Company, being threatened, against the Company or any of the Company Subsidiaries regarding (i) their Intellectual Property Rights, or (ii) that the products or services of the Company or the Company Subsidiaries infringe the Intellectual Property Rights of others.  The Company and the Company Subsidiaries are not aware of any facts or circumstances which might give rise to any of the foregoing claims. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Company Subsidiaries (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. The Company and the Company Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information. The Company and the Company Subsidiaries have complied with all internet domain name registration and other requirements of internet domain registrars concerning internet domain names that are used in the business.
(x)           Employee Benefits.
(1)           Section 2.2(x) of the Disclosure Schedule sets forth a complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by the Transaction Documents or otherwise), whether formal or informal, oral or written, legally binding or not, under which (A) any current or former employee, director or consultant of the Company or any of the Company Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to,  sponsored by or maintained by the Company or any of its Subsidiaries or (B) the Company or any Company Subsidiary has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans”. Except as Previously Disclosed, there are no Benefit Plans that are sponsored solely by the Company and the Company Subsidiaries) (excluding Hampton Roads and Shore) (such Benefit Plans, the “Bankshares Benefits Plans”).
(2)           With respect to each Benefit Plan, the Company and each Company Subsidiary has provided to the Anchor Investors a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and other written communications (or a description of any oral communications) by the Company and the Company Subsidiaries to the Company Employees or other beneficiaries concerning the extent of the benefits provided under a Benefit Plan; (D) a summary of any proposed amendments or changes anticipated to be made to the Benefit Plans at any time within the twelve months immediately following the date hereof, and (E) for the three most recent years (x) the Form 5500 and attached schedules, (y) audited financial statements and (z) actuarial valuation reports.
(3)           (A) Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws; (B) each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (C) no event has occurred and no condition exists that would subject the Company and the Company Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws; (D) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the end of the period covered by such Form 5500; (E) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Benefit Plan; (F) except as expressly contemplated by this Agreement, there is no present intention that any Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Benefit Plan at any time within the twelve months immediately following the date hereof; and (G) the Company and the Company Subsidiaries have not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or the Company Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Laws.
(4)           With respect to each of the Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.
(5)           No Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.
(6)           With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).
(7)           Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby could (A) result in any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise)) becoming due to any current or former employee, officer or director of the Company or any of the Company Subsidiaries from the Company or any of the Company Subsidiaries under any Benefit Plan or otherwise, (B) increase any compensation or benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits, (E) result in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust or (F) result in payments under any of the Benefit Plans or otherwise which would not be deductible under Section 280G of the Code. The Company or any of the Company Subsidiaries have not taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.
(8)           Each Benefit Plan that is in any part a "nonqualified deferred compensation plan" subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A(a)(2), (3) and (4) of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated and maintained in accordance with a good faith reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of the Treasury and the Internal Revenue Service.  No compensation payable by the Company or any of the Company Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.
 (y)           Environmental Laws.  The Company and the Company Subsidiaries (i) are in compliance with any and all Environmental Laws, (ii) have received all permits,   licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) are in compliance with all terms and conditions of any   such permit, license or approval except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have,  individually or in the aggregate, a Material Adverse Effect.
(z)           Taxes.
(1)           All material Tax Returns required to be filed by, or on behalf of, Company or the Company Subsidiaries have been timely filed, or will be timely filed, in accordance with all Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects.  The Company and the Company’s Subsidiaries have timely paid all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate provisions in accordance with GAAP.  There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or the Company’s Subsidiaries other than with respect to Taxes not yet due and payable.
(2)           No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or the Company’s Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or the Company’s Subsidiaries.  No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of the Company’s Subsidiaries files Tax Returns that are or may be subject to taxation by that jurisdiction.
(3)           Neither the Company nor the Company’s Subsidiaries (A) are or have ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (B) have any liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.
(4)           None of the Company nor the Company’s Subsidiaries are party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.
(5)           None of the Company or the Company Subsidiaries have been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(6)           All Taxes required to be withheld, collected or deposited by or with respect to the Company or the Company’s Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. The Company and the Company’s Subsidiaries have fully complied with all applicable information reporting requirements.
(7)           No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or the Company’s Subsidiaries.  Neither the Company nor the Company’s Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The Disclosure Schedule sets forth the tax year through which the statute of limitations has run in respect of Tax Liabilities of the Company and the Company Subsidiaries for US federal, state, local and foreign Taxes.
(8)           Neither the Company nor the Company’s Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "listed transaction" under Section 6011 of the Code and the regulations.
(aa)           Labor.
(1)           Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years. There are no organizing activities, strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary, nor have there been for the last three years.
(2)           The Company and the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, are in compliance with all (i) federal and state Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of the Company and any Company Subsidiary, as applicable, under any employment agreement, severance agreement or any similar employment-related agreement or understanding.
(3)           Except as would not reasonably be expected to have a Material Adverse Effect, there is no charge or complaint pending or threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any Company Subsidiary.
(bb)           Knowledge as to Conditions.  As of the date of hereof, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.
(cc)           Brokers and Finders.  Except for Sandler O’Neill & Partners, L.P. and Bank of America Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Placement Agents”) and the fees payable thereto (which fees are set forth on the Disclosure Schedule and are to be paid by the Company), neither the Company nor any of its respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with the Transaction Documents or the transactions contemplated thereby.
(dd)           Offering of Securities. Neither the Company nor any Person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the securities to be issued pursuant to the Transaction Documents under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of such securities to the registration requirements of the Securities Act. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Common Shares pursuant to the transactions contemplated by the Transaction Documents.  Assuming the accuracy of the Anchor Investors’ representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Common Shares by the Company to the Anchor Investors.
(ee)           Investment Company Status.  The Company is not, and upon consummation of the transactions contemplated by the Transaction Documents will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
(ff)           Affiliate Transactions.  No officer, director, five percent (5%) stockholder or other Affiliate of the Company (or any Company Subsidiary), or any individual who, to the Knowledge of the Company, is related by marriage or adoption to or shares the same home as any such Person, or any entity in which any such Person owns any beneficial interest (collectively, an “Insider”), is a party to any contract or transaction with the Company (or any Company Subsidiary) which pertains to the business of the Company (or any Company Subsidiary) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (or any Company Subsidiary).  The foregoing representation and warranty does not cover deposits at the Company (or any Company Subsidiary) or loans of $50,000 or less made in the ordinary course of business consistent with past practice.
(gg)           Additional Investors.  To the extent any Additional Agreements have been entered into prior to the date hereof, the Company has provided the Anchor Investors with true and accurate copies of the Additional Agreements into which it has entered with each of the Additional Investors.
(hh)           Anti-takeover Provisions Not Applicable. The Company has not adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will be exempt from any anti-takeover or similar provisions of the Company’s Articles of Incorporation and By-Laws, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover Laws and regulations of any jurisdiction.
(ii)           Issuance of the Common Shares. The issuance of the Common Shares in connection with the transactions contemplated by the Transaction Documents has been duly authorized and such Common Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights.
(jj)           Price of Common Stock.  The Company has not, and to the Company’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Shares.
(kk)           Shell Company Status.  The Company is not, and has never been, an issuer identified in Rule 144(i)(1) of the Securities Act.
(ll)           Disclosure.  The Company confirms that neither it nor any of its officers or directors nor any other Person acting on its or their behalf has provided, and it has not authorized the Placement Agents or any other Representative to provide, any Anchor Investor or its respective agents or counsel with any information that it believes constitutes or could reasonably be expected to constitute material, non-public information except insofar as the existence, provisions and terms of the Transaction Documents and the proposed transactions hereunder and thereunder may constitute such information, all of which will be disclosed by the Company by the dates referenced in the Additional Agreements. The Company understands and confirms that each of the Anchor Investors will rely on the foregoing representations in effecting transactions in securities of the Company. No event or circumstance has occurred or information exists with respect to the Company or any of the Company Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable Law, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except for the announcement of this Agreement and related transactions and as may be disclosed pursuant to Section 6.16 hereof.
2.3.           Representations and Warranties of Anchor Investors
Except as Previously Disclosed, each Anchor Investor, severally and not jointly, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date which shall be made as of that date), for itself and for no other Anchor Investor, that:
(a)           Organization and Authority.  Such Anchor Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely impair or delay such Anchor Investor’s ability to perform its obligations under the Transaction Documents or to consummate the transactions contemplated hereby and thereby.
(b)           Authorization; Compliance with Other Instruments.
A.           Such Anchor Investor has the necessary power and authority to execute and deliver the Transaction Documents to which such Anchor Investor is a party and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents to which such Anchor Investor is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Anchor Investor’s respective board of directors, general partner or managing members, investment committee, investment adviser or other authorized person, as the case may be, and no further approval or authorization by any of its stockholders, partners or other equity owners, as the case may be, is required. This Agreement has been and the other Transaction Documents to which such Anchor Investor is a party will have been at the Closing duly and validly executed and delivered by such Anchor Investor and, assuming due authorization, execution and delivery by the Company and the other parties thereto, are, or in the case of documents executed after the date hereof, will be, upon execution, the valid and binding obligations of such Anchor Investor enforceable against such Anchor Investor in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
B.           Neither the execution, delivery and performance by such Anchor Investor of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by such Anchor Investor with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the properties or assets of such Anchor Investor under any of the terms, conditions or provisions of (i) such Anchor Investor’s articles of incorporation or by-laws, its certificate of limited partnership or partnership agreement or its similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Anchor Investor is a party or by which such Anchor Investor may be bound, or to which such Anchor Investor or any of the properties or assets of such Anchor Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph (and assuming the correctness of the representations and warranties of the Company and the other parties to the Transaction Documents), violate any Law applicable to such Anchor Investor or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect such Anchor Investor’s ability to perform its obligations under the Transaction Documents or consummate the transactions contemplated hereby or thereby on a timely basis.
(c)           Governmental Consents. Assuming the correctness of the representations and warranties of the Company and the other parties to this Agreement, no Governmental Consents are necessary to be obtained by such Anchor Investor for the consummation of the transactions contemplated by the Transaction Documents to which such Anchor Investor is a party, other than a statement by the Federal Reserve that it has no objection to the investments by the Anchor Investors as such investments are described by the Anchor Investors in notices filed by them under the Change in Bank Control Act of 1978 (the “CBCA”).
(d)           Purchase for Investment. Such Anchor Investor acknowledges that the Common Shares have not been registered under the Securities Act or under any state securities laws. Such Anchor Investor (1) is acquiring the Common Shares pursuant to an exemption from registration under the Securities Act and other applicable securities laws solely for investment with no present intention to distribute any of the Common Shares to any Person, (2) will not sell or otherwise dispose of any of the Common Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Shares and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).
(e)           Brokers and Finders. Neither such Anchor Investor, nor its respective Affiliates nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Anchor Investor in connection with this Agreement or the transactions contemplated hereby.
(f)           Investment Decision. Such Anchor Investor has made an independent investment decision with respect to the transactions contemplated under the Transaction Documents and, except as Previously Disclosed, there are no agreements or understandings between such Anchor Investor or any of its Affiliates and (i) any of the Investors (including the other Anchor Investor) or any of their respective Affiliates, (ii) the Company or (iii) the Company Subsidiaries.
(g)           Financial Capability. At the Closing, the Carlyle Anchor Investor shall have, and in the case of the Anchorage Anchor Investor, subject to the funding of the financing set forth in the Equity Commitment Letter in accordance with its terms, the Anchorage Anchor Investor shall have, available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. Concurrently with the execution of this Agreement, the Anchorage Anchor Investor has delivered to the

Company the duly executed Equity Commitment Letter by and among the Anchorage Anchor Investor and ACMO in the form attached as Exhibit H to this Agreement, pursuant to which ACMO has committed to contribute the amount set forth therein to the Anchorage Anchor Investor subject to the terms and conditions contained therein. The Equity Commitment Letter is a legal, valid and binding obligation of ACMO and enforceable against ACMO in accordance with its terms, and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of ACMO under the Equity Commitment Letter.
(h)           No Other Representations or Warranties. Except as set forth in this Agreement, the other Transaction Documents and any other documents delivered in connection with the Closing of the transactions contemplated by the Transaction Documents, such Anchor Investor makes no representation or warranty, expressed or implied, at law or in equity, in respect of such Anchor Investor or such Anchor Investor's business or prospects and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE III
COVENANTS
3.1.           Conduct of Business Prior to Closing
(a)           Except as otherwise expressly required by the Transaction Documents or applicable Law, by the performance of any Material Contract that was Previously Disclosed, or with the prior written consent of each Anchor Investor, between the date hereof and the Closing, the Company shall, and the Company shall cause each Company Subsidiary to:
(1)           conduct its business only in the ordinary course;
(2)           use commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and any Company Subsidiary and (B) preserve the present relationships with persons having business dealings with the Company (including strategic partners, customers, suppliers, consultants and subcontractors);
(3)           use commercially reasonable efforts to maintain (A) all of the material assets and properties of, or used by, the Company or any Company Subsidiary in its current condition, with the exception of ordinary wear and tear, and (B) insurance upon all of the properties and assets of the Company and the Company Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
(4)           not (A) declare, set aside or pay any distributions or dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its Capital Stock; (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Capital Stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any Capital Stock or any of its other securities or any rights, warrants or options to acquire any such Capital Stock or other securities;
(5)           not issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Capital Stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such Capital Stock, voting securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any compensatory stock options outstanding on the date of this Agreement;
(6)           not terminate, enter into, amend, modify (including by way of interpretation), renew or grant any waiver or consent under any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant (other than, with respect to (i) a new chief financial officer and (ii) employees, in the ordinary course of business consistent with past practices) or make, grant or promise any bonus or any wage, salary or compensation increase to any director, officer, employee, sales representative or consultant (except in the case of non-officers and non-directors, amounts that do not exceed $50,000 per year per employee in the aggregate) or make, grant or promise any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement;
(7)           not terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under, renew or grant any waiver or consent under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (other than with respect to group insurance and welfare employee benefits, in the ordinary course of business consistent with past practices), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant, amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock, other equity awards or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), other than with respect to the salary of any employee (and, with respect to such employee, only in the ordinary course of business consistent with past practices);
(8)           make any other change in employment terms for any of its directors, officers, employees and consultants outside the ordinary course of business or enter into any transaction with an Insider;
(9)           notwithstanding any other provision hereof, use all commercially reasonable efforts not to take, or omit to take, any action that is reasonably likely to result in any of the conditions precedent to the Closing not being satisfied, or any action that is reasonably likely to materially impair the Company’s or any of the Company

Subsidiaries’ ability to perform their obligations under the Transaction Documents or to consummate the transactions contemplated hereby, except as required by Law or the Transaction Documents;
(10)           not enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing; and
(11)           not make or change any material Tax election, change a material annual accounting period, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, enter into any material closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax.
3.2.           No Shop.
(a)           From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall not permit any of its Affiliates, directors, officers or employees to, and the Company shall use commercially reasonable efforts to cause its other representatives or agents (together with directors, officers, and employees, the “Representatives”) not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, recapitalization, purchase or disposition of any material amount of the assets of the Company or any material amount of the Capital Stock or other ownership interests of the Company (other than in connection with the Investment, Other Private Placements, the TARP Exchange, the Exchange Offers, the Rights Offering or any other transaction contemplated hereby) (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
(b)           The Company shall notify each Anchor Investor orally and in writing promptly (but in no event later than one (1) Business Day) after receipt by the Company or any of the Representatives thereof of any proposal or offer from any Person other than the Anchor Investors to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than the Anchor Investors in connection with an Acquisition Transaction.

         3.3.           Access; Reports; Confidentiality
(a)           From the date hereof until the date following the Closing Date on which the Common Stock purchased pursuant to the Transaction Documents and held by the Anchor Investors represent less than 5% of the outstanding Common Stock (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), the Company and the Company Subsidiaries will permit the Anchor Investors and their respective Representatives to visit and inspect the properties of the Company and the Company Subsidiaries, and to examine the contracts and commitments, and corporate books and records of the Company and the Company Subsidiaries and discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the officers, employees and the other Representatives of the Company and the Company Subsidiaries, all upon reasonable notice and at such reasonable times and as often as such Anchor Investor may request.  Any investigation pursuant to this Section 3.3 shall be conducted during normal business hours and in such a manner as not to interfere unreasonably with the conduct of the business of the Company or the Company Subsidiaries, and nothing herein shall require the Company or the Company Subsidiaries to disclose any information to the extent (1) prohibited by Law or (2) that the Company or the Company Subsidiaries reasonably believe such information to be competitively sensitive proprietary information (except to the extent such Anchor Investor provides assurances reasonably acceptable to Company or such Company Subsidiary, as applicable, that such information shall not be used by such Anchor Investor or its Affiliates to compete with the Company or such Company Subsidiary, as applicable); provided that the Company  and the Company Subsidiaries shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in clauses (1) and (2) of this Section 3.3(a) apply).
(b)            The Carlyle Anchor Investor acknowledges that the information being provided to it in connection with the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, dated as of February 3, 2010, between Carlyle Investment Management L.L.C. and the Company (the “Carlyle Confidentiality Agreement”), the terms of which are incorporated herein by reference.
(c)           The Anchorage Anchor Investor acknowledges that the information being provided to it in connection with the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, dated as of December 9, 2009, between the Anchorage Anchor Investor and the Company (the “Anchorage Confidentiality Agreement”, and together with the Carlyle Confidentiality Agreement, the “Confidentiality Agreements”), the terms of which are incorporated herein by reference.
3.4.           Filings; Other Actions
(a)           Each Anchor Investor, on the one hand, and the Company, on the other hand, will cooperate and consult with the others and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, necessary or advisable to consummate the transactions contemplated by the Transaction

Documents, and to perform the covenants contemplated by the Transaction Documents, in each case required by it. Each of the parties hereto shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters.  The Anchor Investors and the Company will each use their commercially reasonable efforts to promptly obtain or submit, and the Company and each of the Anchor Investors will cooperate as may reasonably be requested by the Anchor Investors or the Company, as the case may be, to help the Anchor Investors and the Company promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, any additional filings and registrations with, and any additional notifications to, all notices to and, to the extent required by Law, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by the Transaction Documents (in each case to the extent it has not done so prior to the date of this Agreement), subject to the following sentence.  Notwithstanding the foregoing, in no event shall an Anchor Investor be required to become a bank holding company, accept any Burdensome Condition with respect to any regulatory filing or approval, including without limitation any condition which could jeopardize or potentially have the effect of jeopardizing (i) the ability of Hampton Roads to accept brokered deposits or (ii) any other investment opportunities (now or hereafter existing) of such Anchor Investor or any of its Affiliates, or be required to agree to provide capital to the Company or any Company Subsidiary thereof other than the Purchase Price to be paid for the Common Shares to be purchased by it pursuant to the terms of the Transaction Documents. To the extent that any Anchor Investor files a notice of change in control under the CBCA, such Anchor Investor shall use, and cause its Affiliates to use, commercially reasonable efforts to obtain regulatory non-objection to the change in control notice as promptly as possible, including without limitation responding fully to all requests for additional information from the Federal Reserve, entering into one or more passivity requirements or rebuttal of control agreements and providing such other non-control and related commitments as the Federal Reserve may require (in each case, in form and substance reasonably satisfactory to the Federal Reserve) as a condition to approving and accepting such rebuttal of control submission (in each case to the extent it has not done so prior to the date of this Agreement). The Anchor Investors and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Laws relating to the exchange of information and confidential information related to the Anchor Investors, all the information (other than confidential information) relating to such other parties, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each of the parties hereto agrees to keep the other parties apprised of the status of matters referred to in this Section 3.4. Each of the Anchor Investors and the Company shall promptly furnish the other with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by the Transaction Documents; provided, that the party delivering any such document may redact any confidential information contained therein.
(b)           The Company shall call a meeting of its stockholders, to be held as promptly as practical after the date hereof, and in no event later than 80 days after the date hereof, to vote on (1) proposals to amend the Series A Preferred Stock and the Series B Preferred Stock (the “Preferred Stock Proposals”) pursuant to the Articles of Amendment attached hereto as Exhibit F (the “Preferred Stock Articles of Amendment”) and (2)  proposals to amend the Articles of Incorporation (A) to increase the number of authorized shares of Common Stock to at least 1,000,000,000 shares or such larger number as the Board of Directors determines in its reasonable judgment is necessary to effectuate the transactions contemplated by the Transaction Documents and (B) to effectuate a reverse stock split of shares of the Common Stock to comply with NASDAQ listing requirements and (3) proposals to approve the issuance of the Common Shares pursuant to the Transaction Documents, the Investment, the Other Private Placements, the TARP Exchange, the Exchange Offers and the Rights Offering (including the backstop commitments), pursuant to the applicable NASDAQ Marketplace Rules (the stockholder proposals described in clauses (2) and (3), the “General Stockholder Proposals”). The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders approve the General Stockholder Proposals and, if applicable, the Preferred Stock Proposals and shall take all other actions necessary to adopt such proposals if approved by the stockholders of the Company. In connection with each of the meetings at which such proposals will be voted on, the Company shall promptly prepare (and the Anchor Investors shall reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to solicit proxies for such stockholder approval and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders as promptly as practicable after clearance thereof by the SEC. The Company shall notify the Anchor Investors promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and shall supply the Anchor Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its stockholders such an amendment or supplement. Each of the Anchor Investors and the Company agree promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its stockholders an amendment or supplement to correct such information to the extent required by applicable Laws. The Company shall consult with the Anchor Investors prior to mailing any proxy statement, or any amendment or supplement thereto, and provide the Anchor Investors with reasonable opportunity to comment thereon. The recommendation made by the Board of Directors described in this Section 3.4(b) shall be included in the proxy statement filed in connection with obtaining such stockholder approval. Upon approval and adoption of any of the General Stockholder Proposals and Preferred Stock Proposals, if applicable, the Company shall promptly file the General Articles of Amendment and the Preferred Stock Articles of Amendment, as applicable, with the Commonwealth of Virginia State Corporation Commission.

(c)           In the event that the approval of any of the Stockholder Proposals described in this Section 3.4 is not obtained at such stockholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of) each such proposal at a meeting of its stockholders no less than once in each subsequent sixty-day period beginning on the day following such initial stockholders meeting until all such approvals are obtained or made
3.5.           Governance Matters
(a)           Prior to the Closing, the Company shall take all requisite corporate action to decrease the size of the Board of Directors to nine members, including two Designated Anchor Investor Directors and the chief executive officer of the Company. The Company shall request any existing member of the Board of Directors who will not be among the nine (9) members of the Board of Directors immediately following the Closing to tender his conditional resignation from the Board of Directors to the Company to be effective upon the Closing. Not less than ten (10) Business Days prior to the Closing, (i) the Carlyle Anchor Investor shall provide to the Company the name of the Carlyle Designated Director to the Board of the Directors and the committees to which such designee is to be appointed and (ii) the Anchorage Anchor Investor shall provide to the Company the name of the Anchorage Designated Director to the Board of Directors and the committees to which such designee is to be appointed. The Company shall cause the Carlyle Designated Director and the Anchorage Designated Director (collectively the “Designated Anchor Investor Directors”) to be elected or appointed, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, to the Board of Directors on the Closing Date and thereafter as long as each of the Anchor Investors own in aggregate 20% or more of the number of shares of Common Stock initially purchased pursuant to the Transaction Documents (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization) (the “Qualifying Ownership Interest”). The Company shall be required to recommend to its stockholders the election of the Designated Anchor Investor Directors to the Board of Directors at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company. If the Anchor Investors no longer have a Qualifying Ownership Interest, the Anchor Investors shall have no further rights under Sections 3.5(a), 3.5(b) and 3.5(c) and, in each case, at the written request of the Board of Directors, shall use all reasonable best efforts to cause the Designated Anchor Investor Directors to resign from the Board of Directors as promptly as possible thereafter. The Board of Directors shall cause each Designated Anchor Investor Director to be appointed to the committees of the Board of Directors identified by the applicable Anchor Investor, so long as such Designated Anchor Investor Director qualifies to serve on such committees subject to satisfaction of all legal and governance requirements regarding service as a committee member.
(b)           The Designated Anchor Investor Directors shall, subject to applicable Law, be the Company’s and the Nominating Committee of the Board of Director’s (the “Nominating Committee”) nominees to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Designated Anchor Investor Directors elected as directors of the Company by the stockholders of the

Company and the Company shall solicit proxies for the Designated Anchor Investor Directors to the same extent as it does for any of its other nominees to the Board of Directors.
(c)           Subject to Section 3.5(a), upon the death, disability, resignation, retirement, disqualification or removal from office of a Designated Anchor Investor Director, the Anchor Investor who designated such director shall have the right to designate the replacement for the Designated Anchor Investor Director, which replacement shall satisfy all legal and governance requirements regarding service as a director of the Company. The Board of Directors of the Company shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being the Company’s and the Nominating Committee’s nominee to serve on the Board of Directors, calling a special meeting of stockholders to vote on such person, using all reasonable best efforts to have such person elected as director of the Company by the stockholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).
(d)           The Company hereby agrees that, from and after the Closing Date, for so long as each of the Anchor Investors own in aggregate 20% or more of the number of shares of Common Stock initially purchased pursuant to this Agreement (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), the Company shall, subject to applicable Law, invite a person designated by each Anchor Investor and reasonably acceptable to the Board of Directors (each, an “Observer”) to attend meetings of the Board of Directors (including any meetings of committees thereof which such Anchor Investor’s Designated Anchor Investor Director is a member) in a nonvoting observer capacity. If the Anchor Investors no longer Beneficially Own the minimum number of shares of Common Stock as specified in the first sentence of this Section 3.5(d), the Anchor Investors shall have no further rights under this Section 3.5(d).
(e)           The Designated Anchor Investor Directors shall be entitled to the same compensation, including fees, and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and the Designated Anchor Investor Directors shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Designated Anchor Investor Directors and the Observer of all regular meetings and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors of which such Designated Anchor Investor Director is a member in accordance with the Company’s By-Laws. The Company shall provide the Designated Anchor Investor Directors and Observer with copies of all notices, minutes, consents and other material that it provides to all other members of the Board of Directors concurrently as such materials are provided to the other members.
(f)           The Company acknowledges that certain Designated Anchor Investor Directors (each, an “Anchor Investor Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Carlyle Anchor Investor or the Anchorage Anchor Investor, as applicable, and/or certain of its affiliates (collectively, the “Anchor Investor Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to each Anchor Investor Indemnitee are primary and any obligation of the Anchor Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Anchor Investor Indemnitee are secondary), and (ii) that it shall be required to advance the full amount of expenses incurred by each Anchor Investor Indemnitee and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of this Agreement and the Articles of Incorporation and By-Laws of the Company (and any other agreement regarding indemnification between the Company and any Anchor Investor Indemnitee), without regard to any rights an Anchor Investor Indemnitee may have against any Anchor Investor Indemnitor. The Company further agrees that no advancement or payment by any Anchor Investor Indemnitor on behalf of any Anchor Investor Indemnitee with respect to any claim for which such Anchor Investor Indemnitee has sought indemnification from the Company shall affect the foregoing and the Anchor Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Anchor Investor Indemnitee against the Company.  The Company and each Lead Investor Indemnitee agree that the Anchor Investor Indemnitors are express third party beneficiaries of the terms of this Section 3.5(f).
3.6.           Avoidance of Control
.  Notwithstanding anything to the contrary in the Transaction Documents, neither the Company nor any Company Subsidiary shall take any action (including any redemption, repurchase, or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Anchor Investors are not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Anchor Investors’ pro rata proportion), that would cause any Anchor Investor’s or any other Person’s ownership of voting securities of the Company (together with the ownership by such Anchor Investor’s or other Person’s Affiliates (as such term is used under the BHC Act) of voting securities of the Company) to increase above 24.9%, without the prior written consent of such affected Anchor Investor, or to increase to an amount that would constitute “control” under the BHC Act, or otherwise cause any Anchor Investor to “control” the Company under and for purposes of the BHC Act. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, no Anchor Investor or any other Person (together with the Anchor Investors or Affiliates (as such term is used under the BHC Act)) shall have the ability to exercise any voting rights of any securities in excess of 24.9% of the total outstanding voting securities of the Company. In the event either the Company or any Anchor Investor breaches its obligations under this Section 3.6 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.
3.7.           Notice of Certain Events
Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of the Transaction Documents had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof.  Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.
3.8.           Commercially Reasonable Efforts
.  Subject to the third sentence in Section 3.4(a) of this Agreement, upon the terms and subject to the conditions herein provided, except as otherwise provided in the Transaction Documents, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated hereby, including but not limited to: (i) the satisfaction of the conditions precedent to the obligations of the parties hereto; (ii) the obtaining of applicable Governmental Consents, and consents, waivers and approvals of any third parties (including Governmental Entities); (iii) the defending of any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging the Transaction Documents or the performance of the obligations hereunder or thereunder; and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other parties hereto may reasonably request in order to carry out the intent of the Transaction Documents.
3.9.           Preemptive Rights
(a)           Sale of New Securities. After the Closing, for so long as the Anchor Investors own securities representing the Qualifying Ownership Interest (before giving effect to any issuances triggering provisions of this Section 3.9), at any time that the Company proposes to make any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity” kicker) (including any hybrid security) (any such security, a “New Security”) (other than the issuance and sale of securities (i) in connection with the Rights Offering; (ii) to employees, officers, directors or consultants of the Company pursuant to employee benefit plans or compensatory arrangements approved by the Board of Directors (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements) or (iii) as consideration in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction) the Anchor Investors shall first be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by Law and the Articles of Incorporation and By-Laws of the Company, the Anchor Investors may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of such New Securities to be offered in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The New Securities that the Anchor Investors shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Anchor Investors and the denominator of which is the number of shares of Common Stock then outstanding. Notwithstanding anything herein to the contrary, in no event shall the Anchor Investors have the right to purchase securities hereunder to the extent that such purchase would result in the Anchor Investors exceeding the ownership limitations of the Anchor Investors set forth in Section 3.6.
(b)           Notice. In the event the Company proposes to offer or sell New Securities that are subject to the Anchor Investors’ rights under Section 3.9(a), it shall give the Anchor Investors written notice of its intention, specifying the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), at least thirty (30) days prior to the proposed offer, issuance or sale. The Anchor Investors shall have twenty-five (25) days from the date of receipt of such a notice to notify the Company in writing that they intend to exercise their rights provided in this Section 3.9 and as to the amount of New Securities the Anchor Investors desire to purchase, up to the maximum amount calculated pursuant to Section 3.9(a). Such notice shall constitute a non-binding agreement of such Anchor Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Anchor Investors to respond within such twenty-five (25) day period shall be deemed to be a waiver of the Anchor Investors’ rights under this Section 3.9 only with respect to the offering described in the applicable notice.
(c)           Purchase Mechanism. If the Anchor Investors exercise their rights provided in this Section 3.9, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within sixty (60) days after the giving of notice of such exercise, provided that, if such issuance is subject to regulatory approval, such sixty (60)-day period shall be extended until the expiration of ten (10) Business Days after all such approvals have been received, but in no event later than 120 days from the date of the Company’s initial notice pursuant to Section 3.9(b). Each of the Company and the Anchor Investors agree to use their commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such New Securities.
(d)           Failure of Purchase. In the event the Anchor Investors fail to exercise their rights provided in this Section 3.9 within the 25-day period described in Section 3.9(b) or, if so exercised, the Anchor Investors are unable to consummate such purchase within the time period specified in Section 3.9(c) above because of their failure to obtain any required regulatory or stockholder consent or approval, the Company shall thereafter be entitled during the period of 90 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the Common Stock covered thereby shall be consummated, if at all, within 30 days from the date of such agreement) to sell the Common Stock not elected to be purchased pursuant to this Section 3.9 or which the Anchor Investors are unable to purchase because of such failure to obtain any such consent or approval, at a price and upon other terms that, taken in the aggregate, are not more favorable to the purchasers of such securities than were specified in the Company’s notice to the Anchor Investors. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 90 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the Common Stock or entered into an agreement to sell the Common Stock within such 90-day period (or sold and issued Common Stock in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 90 days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such Common Stock without first offering such securities to the Anchor Investors in the manner provided above.
(e)           Non-Cash Consideration. In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as reasonably determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.
(f)           Cooperation. The Company and the Anchor Investors shall cooperate in good faith to facilitate the exercise of the Anchor Investors’ rights under this Section 3.9, including securing any required approvals or consents.
3.10.           Most Favored Nation
During the period from the date hereof through completion of the Rights Offering, neither the Company nor the Company Subsidiaries shall enter into any additional agreements with any existing or future investors in the Company or any of the Company Subsidiaries (including any Additional Agreements entered into with the Additional Investors) that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Anchor Investors by the Transaction Documents, unless, in any such case, each Anchor Investor will be given a copy of such additional agreement and has been offered the opportunity to receive such rights and benefits of such additional agreement within 60 days of the later of the execution of such additional agreement and the date hereof.  Such Anchor Investor shall notify the Company in writing, within 30 days after the date it receives a copy of such additional agreement, of its election to receive the rights and benefits set forth therein.  For the avoidance of doubt, the Anchor Investor will receive a copy of each additional agreement (including any Additional Agreements entered into with any Additional Investors) agreed to with one or more other investors. Without limiting the foregoing, the Company shall not offer any investors in the Other Private Placements, or any other capital raising transaction occurring at the same time as the transactions contemplated by the Transaction Documents, terms more favorable, in form or substance, than those offered in connection with the Investment, unless the Anchor Investors are also provided with such terms.
3.11.           Transfer Taxes
On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Shares to be sold to such Anchor Investor hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with.
3.12.           Legend
(a)           The Anchor Investors agree that all certificates or other instruments representing the securities subject to the Transaction Documents shall bear a legend substantially to the following effect, until such time as they are not required under Section 3.12(b):
“(i) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
(ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF MAY 23, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”
(b)           Following the earlier of (i) the effective date of a resale registration statement covering such Common Shares or (ii) Rule 144 becoming available for the resale of the Common Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Common Shares and without volume or manner-of-sale restrictions, the Company shall instruct the Company’s transfer agent to remove the legend set forth in Section 3.12(a) from the Common Shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent.  Any fees (with respect to the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company.  If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Business Days following the delivery by an Anchor Investor to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Common Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and any required representation letter, deliver or cause to be delivered to such Anchor Investor a certificate or instrument (as the case may be) representing such Common Shares that is free from all restrictive legends.  The Company may not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section 3.12(b).  Certificates for Common Shares free from all restrictive legends may be transmitted by the transfer agent to the Anchor Investors by crediting the account of the Anchor Investor’s prime broker with the Depository Trust Company as directed by such Anchor Investor. Each Anchor Investor acknowledges that the securities have not been registered under the Securities Act or under any state securities laws and agrees that it shall not sell or otherwise dispose of any of the securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.
3.13.           Continued Listing Authorization
The Company shall take all steps necessary to prevent the Common Shares from being delisted from NASDAQ, including, without limitation, effecting a reverse stock split of the Common Stock, if necessary, to comply with NASDAQ Listing Rule 5450(a)(1).
3.14.           Registration Rights
(a)           Registration.
(1)           Subject to the terms and conditions of the Transaction Documents, the Company covenants and agrees that as promptly as practicable, and in any event no later than the date that is 15 days, after the Closing (the “Filing Deadline”), the Company shall have prepared and filed with the SEC one or more Shelf Registration Statements covering the resale of all of the Registrable Securities (or, if permitted by the rules of the SEC, otherwise designated an existing Shelf Registration Statement filed with the SEC to cover such Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective as soon as practicable (and in any event no later than the Effectiveness Deadline) and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until the time as there are no such Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). Notwithstanding the registration obligations set forth in this Section 3.14(a)(1), in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as required by the SEC and/or (ii) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other shares of Common Stock permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other shares of Common Stock to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the shares of Common Stock to be included by any Person other than a Holder; second, the Company shall reduce or eliminate any shares of Common Stock to be included by any Affiliate (which shall not include either Anchor Investor or their Affiliates) of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders.  In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement.  No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.
(2)           Demand Registration.
A.           Each of the Anchor Investors shall have the right, by written notice (the “Demand Notice”) given to the Company, to request, at any time and from time to time during such periods when a Shelf Registration Statement or Shelf Registration Statements covering all of the Anchor Investors’ Registrable Securities is or are not existing and effective, that the Company register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Securities designated by such Anchor Investor.  Upon receipt of a Demand Notice, the Company shall promptly (and in any event within ten (10) Business Days from the date of receipt of such Demand Notice), notify the other Anchor Investor of the receipt of such Demand Notice and allow such other Anchor Investor the opportunity to include Registrable Securities held by such Anchor Investor in the proposed registration by submitting its own Demand Notice.  The Company, within 45 days of the date on which the Company receives such earlier Demand Notice, shall file with the SEC, and the Company shall thereafter use its best efforts to cause to be declared effective as promptly as practicable, a registration statement on the appropriate form for the registration and sale as shall be selected by the Company and as shall be reasonably acceptable to the Anchor

Investors registering Registrable Securities, in accordance with the intended method or methods of distribution (which may be by an underwritten offering), of the total number of Registrable Securities specified by the Holders in such Demand Notice (a “Demand Registration Statement”).  If the Anchor Investors registering Registrable Securities intend to distribute any Registrable Securities by means of an underwritten offering, they shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 3.14(c). The managing underwriters in any such distribution shall be selected by the Anchor Investors registering Registrable Securities.  Any Demand Registration Statement may, at the request of the Holders submitting the Demand Notice, be a “shelf” registration pursuant to Rule 415, if available.
B.           The Company shall use reasonable best efforts to keep each Demand Registration Statement filed pursuant to this Section 3.14(a)(2) continuously effective and usable for the resale of the Registrable Securities covered thereby for a period of one hundred eighty (180) days from the date on which the SEC declares such Demand Registration Statement effective, as such period may be extended pursuant to this Section 3.14(a)(2)(B).  The time period for which the Company is required to maintain the effectiveness of any Demand Registration Statement shall be extended by the aggregate number of days of all suspension periods pursuant to Section 3.14(d) occurring with respect to such Demand Registration Statement.
C.           The Company shall be entitled to suspend the use of any effective Registration Statement under this Section 3.14(a)(2) under the circumstances set forth in Section 3.14(d).
D.           For the avoidance of doubt, the rights provided pursuant to Section 3.14(a)(2) shall not be exercisable until the Effectiveness Deadline.
(3)           Except as provided in Section 3.14(a)(7), any registration (except for any registration made pursuant to Section 3.14(a)(2)) pursuant to this Section 3.14(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Anchor Investors or any other holder of Registrable Securities to whom the registration rights conferred by the Transaction Documents have been transferred in compliance with the Transaction Documents intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 3.14(c). The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.

(4)           If the Company proposes to register any of its securities, whether or not for its own account (including, without limitation, pursuant to the exercise of any demand registration rights pursuant to Section 3.14(a)(2)), other than a registration pursuant to Section 3.14(a)(1), Section 3.14(a)(7) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company shall give prompt written notice to each Anchor Investor and all other Holders of its intention to effect such a registration (but in no event less than ten (10) Business Days prior to the anticipated filing date) and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 3.14(a)(4) prior to the effectiveness of such registration, whether or not the Anchor Investors or any other Holders have elected to include Registrable Securities in such registration.
(5)           If the registration referred to in Section 3.14(a)(4) is proposed to be underwritten, the Company shall so advise the Anchor Investors and all other Holders as a part of the written notice given pursuant to Section 3.14(a)(4). In such event, the right of the Anchor Investors and all other Holders to registration pursuant to this Section 3.14(a) shall be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person shall (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Anchor Investors.
(6)           In the event (x) that any of the Additional Investors exercises “piggyback” registration rights under the Additional Agreements in connection with an Anchor Investor’s exercise of its demand registration rights pursuant to Section 3.14(a)(2), (y) that the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement pursuant to Section 3.14(a)(1) or (z) that a Piggyback Registration under Section 3.14(a)(4) relates to an underwritten offering, and in any such case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority: (i) first, solely in the case of a Piggyback Registration under Section 3.14(a)(4) relating to a primary offering on behalf of the Company, any securities the Company proposes to sell for its own account, (ii) second, Common Stock and other securities of the Company issued to the Treasury, (iii) third, Registrable Securities of the Anchor Investors and all other Holders who have requested registration of Registrable Securities pursuant to the Additional Agreements, Section 3.14(a)(1) or Section 3.14(a)(4), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iv) fourth, any other securities of the Company that have been requested to be so included, subject to the terms of the Transaction Documents.
(7)           In addition to any Shelf Registration Statement, the Company shall prepare and file with the SEC, and use its reasonable best efforts thereafter to cause to be effective, registration statements permitting the sale and distribution in an underwritten offering of up to that number of Registrable Securities equal, in each case, to 25% of the Registrable Securities outstanding as of the Closing Date (as to each such underwritten offering, the “Offering Ceiling”) (i) first, as soon as practicable after the date twelve months after the Closing Date (the “First Secondary Offering Registration”), and (ii) second, as soon as practicable after the date twelve months after the closing of the First Secondary Offering Registration (the “Second Secondary Offering Registration” and, together with the First Secondary Offering Registration, the “Secondary Offering Registrations”, each a “Secondary Offering Registration”).  Each such offering shall be underwritten by one or more managing underwriters selected by the holders of a majority of the Registrable Securities to be distributed, and shall be effected on a “best efforts” basis unless otherwise agreed by the Company, Holders of a majority of the Registrable Securities to be distributed and the managing underwriters of such registration.  With respect to each Secondary Offering Registration, the Company shall give prompt written notice to the Anchor Investors of its intention to effect such Secondary Offering Registration (but, in each case, no less than ten Business Days prior to the anticipated filing date), and shall include in such Secondary Offering Registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein from an Anchor Investor within five (5) Business Days of the Company’s notice pursuant to this Section 3.14(a)(7); provided, that the Anchor Investors shall only be permitted to participate in the Second Secondary Offering Registration.  In the event that the amount of Registrable Securities requested to be included by Holders in either

Secondary Offering Registration exceeds the Offering Ceiling for such registration, the amount of Registrable Securities requested to be included therein by each Holder shall be reduced proportionally based on its pro rata ownership of the Registrable Securities as of the Closing Date. As to each Secondary Offering Registration, if the managing underwriters of the underwritten offering to which it relates advise the Company that in their reasonable opinion the number of Registrable Securities requested to be included in such offering (after giving effect to any proportional reduction to a level not in excess of the Offering Ceiling) exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority: (i) first, Common Stock and other securities of the Company issued to the Treasury, (ii) second, Registrable Securities of the Anchor Investors and all other Holders, pro rata on the basis of the aggregate number of such securities or shares owned by each such Person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of the Transaction Documents.
(8)           In the event that Form S-3 is not available for the registration of the resale of Registrable Securities under Section 3.14(a)(1), the Company shall (i) register the resale of the Registrable Securities on another appropriate form, including, without limitation, Form S-1 and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.
(b)           Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders selling in such registration pro rata on the basis of the aggregate number of securities or shares being sold.
(c)           Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:
(1)           By 9:30 a.m. New York City time on the first Business Day after the Effective Date of a Shelf Registration Statement, file a final prospectus with the SEC, as required by Rule 424(b) under the Securities Act.

(2)           Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holders, in each case, with respect to such Holder, at least three (3) Business Days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that includes such information.
(3)           Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to Section 3.14(c), and keep such registration statement effective or such prospectus supplement current.
(4)           Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
(5)           Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.
(6)           Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(7)           Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information).
(8)           Within one Business Day after such event, give written notice to the Holders (which notice shall not contain any material non-public information):

(A)           when any registration statement filed pursuant to Section 3.14(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;
(B)           of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;
(C)           of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;
(D)           of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(E)           of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and
(F)           if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.14(c)(12) cease to be true and correct.
(9)           Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 3.14(c)(8)(C) at the earliest practicable time.
(10)           Upon the occurrence of any event contemplated by Section 3.14(c)(7) or 3.14(c)(8)(E) and subject to the Company’s rights under Section 3.14(d), the Company shall promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(11)           Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(12)           In the event of an underwritten offering pursuant to Section 3.14(a)(1) or Section 3.14(a)(4) or conducted pursuant to Section 3.14(a)(7), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and the Company Subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the applicable registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.
(13)           Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information, in each case, reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement.
(14)           Cause all such Registrable Securities to be listed on each securities exchange on which the same class of securities issued by the Company are then listed or, if the same class of securities is not then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities of such class to be listed on the NASDAQ Stock Market.
(15)           If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.
(16)           Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
(d)           Suspension of Sales. Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice (each such suspension, a “Suspension Period”). No single Suspension Period shall exceed 30 consecutive days, and during any 365 day period, the aggregate of all Suspension Periods shall not exceed an aggregate of 60 days.
(e)           Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.
(f)           Furnishing Information.
(1)           Neither the Anchor Investors nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.
(2)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.14(c) that the Anchor Investors and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.
(g)           Indemnification.
(1)           The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Indemnitee in any such case to the extent that any such Loss is based solely upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnitee and shall survive the transfer of the Registrable Securities by the Holders.
(2)           If any proceeding shall be brought or asserted against any Indemnitee, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnitee to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Company.
An Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnitees unless:  (1) the Company has agreed in writing to pay such fees and expenses; (2) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnitee in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnitee and the Company, and such Indemnitee shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnitee and the Company; provided, that the Company shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees.  The Company shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending proceeding in respect of which any Indemnitee is a party, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding.
Subject to the terms of this Agreement, all fees and expenses of the Indemnitee (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 3.14(g)(2)) shall be paid to the Indemnitee, as incurred, within twenty (20) Business Days of written notice thereof to the Company; provided, that the Indemnitee shall promptly reimburse the Company for that portion of such fees and expenses applicable to such actions for which such Indemnitee is finally judicially determined to not be entitled to indemnification hereunder). The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 3.14(g), except to the extent that the Company is materially and adversely prejudiced in its ability to defend such action.
(3)           If the indemnification provided for in Section 3.14(g)(1) is unavailable to an Indemnitee with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.14(g)(3) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.14(g)(1). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.
(4)           The indemnity and contribution agreements contained in this Section 3.14(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Article V of this Agreement.
(h)           Assignment of Registration Rights. The rights of the Anchor Investors to registration of Registrable Securities pursuant to Section 3.14(a) may be assigned by the Anchor Investors to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than $1,000,000 in Registrable Securities and (ii) such transfer is permitted under the terms hereof; provided, however, that the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.
(i)           Holdback. With respect to any underwritten offering of Registrable Securities by the Anchor Investors or other Holders pursuant to this Section 3.14, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 90 days following the effective date of such offering or such longer period up to 90 days as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or the Company Subsidiaries or in connection with dividend reinvestment plans.
(j)           Rule 144; Rule 144A Reporting. With a view to making available to the Anchor Investors and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(1)           make and keep adequate current public information with respect to the Company available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;
(2)           so long as the Anchor Investors or a Holder owns any Registrable Securities, furnish to the Anchor Investors or such Holder forthwith upon request: (x) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; (y) a copy of the most recent annual or quarterly report of the Company; and (z) such other reports and documents as the Anchor Investors or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and
(3)           to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.
(k)           As used in this Section 3.14, the following terms shall have the following respective meanings:
(1)           “Effective Date” means the date that the Shelf Registration Statement filed pursuant to Section 3.14(a)(1) is first declared effective by the SEC.
(2)           “Effectiveness Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 3.14(a)(1), the earlier of (i) the 90th calendar day following the Closing Date and (ii) the 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business.
(3)           “Holder” means the Investors and any other holder of Registrable Securities to whom the registration rights conferred by the Transaction Documents have been transferred in compliance with Section 3.14(h) hereof.
(4)           “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.
(5)           “Register,” “registered” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement.
(6)           “Registrable Securities” means (A) all Common Stock held by the Investors from time to time and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clause (A) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities shall not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be immediately sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under the Transaction Documents are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at one time.
(7)           “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 3.14, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show,” the reasonable fees and disbursements of Holders’ Counsel (not to exceed $100,000), and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.
(8)           “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.
(9)           “SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.

(10)           “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).
(l)           At any time, any holder of Registrable Securities (including any Holder) may elect to forfeit its rights set forth in this Section 3.14 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 3.14(a)(4)-(7) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 3.14(g) with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 3.14(l), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 3.14(a)(1), 3.14(a)(4) or 3.14(a)(7) prior to the date of such Holder’s forfeiture.
3.15.           Certain Other Transactions
(a)           Notwithstanding anything in the Transaction Documents to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Anchor Investors (in a form that is reasonably satisfactory to the Anchor Investors) that the terms of the Transaction Documents shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect Subsidiary. For the avoidance of doubt, it is understood and agreed that, in the event that a Change in Control occurs on or prior to the Closing, the Anchor Investors shall maintain the right under the Transaction Documents to acquire, pursuant to the terms and conditions of the Transaction Documents, the Common Stock (or such other securities or property (including cash) into which the Common Stock may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control.
(b)           In the event that, at or prior to the Closing, (i) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, (ii) the Company fixes a record date that is at or prior to the Closing Date for the payment of any non-stock dividend or distribution on the Common Stock other than any ordinary cash dividends, then at the Anchor Investors’ option, which may be exercised in the Anchor Investors’ sole discretion, the number of shares of Common Stock to be issued to the Anchor Investors at the Closing under the Transaction Documents shall be equitably adjusted and/or the shares of Common Stock to be issued to the Anchor Investors at the Closing under the Transaction Documents shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide the Anchor Investors with substantially the same economic benefit from the Transaction Documents as the Anchor Investors had prior to the applicable transaction. Notwithstanding anything in the Transaction Documents to the contrary, in no event shall the Purchase Price or any component thereof be changed by the foregoing.
(c)           Notwithstanding anything in the foregoing, the provisions of this Section 3.15 shall not be triggered by (i) the transactions contemplated by the Transaction Documents (other than the reverse stock split and related matters), (ii) any issuances of options, restricted stock units or other equity-based awards granted to newly-appointed directors, employees or consultants of the Company at or around the same time as the transactions contemplated by the Transaction Documents to such Persons, including upon exercise of any such options (not to exceed 2.5% of the Capital Stock of the Company on a fully-diluted basis).
3.16.           Articles of Amendment
In connection with the Closing, the Company shall file the Articles of Amendment in the State of Virginia, and such Articles of Amendment shall continue to be in full force and effect as of the Closing Date.
3.17.           Exchange Offers
As soon as practicable following the date hereof, the Company shall prepare and file with the SEC the Schedule TO covering the Exchange Offers.  The Company shall use reasonable best efforts to have the Schedule TO cleared by the SEC.  The Company shall, as promptly as practicable after receipt thereof, provide each of the Anchor Investors copies of any written comments and advise the Anchor Investors of any oral comments with respect to the Schedule TO received from the SEC.  The Company shall provide each Anchor Investor with a reasonable opportunity to review and comment on the Schedule TO, and any amendment thereto, prior to filing with the SEC, and will provide the Anchor Investors with a copy of all such filings made with the SEC.  Notwithstanding any other provision herein to the contrary, no amendment to the Schedule TO shall be made without the approval of each Anchor Investor, which approval shall not be unreasonably withheld or delayed.  The Company shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Exchange Offers.  The Company shall advise the Anchor Investors, promptly after it receives notice thereof, of the time when the Exchange Offer has become effective, the issuance of any stop order, the suspension of the qualification of the Common Stock issuable pursuant to the Exchange Offers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Schedule TO.  The Company shall not pay or give, directly or indirectly, any commission or other remuneration to any Person for soliciting the acquisition of the Series A Preferred Stock and Series B Preferred Stock or the exchange as contemplated pursuant to the Exchange Offers. The Board of Directors shall unanimously recommend to the holders of the Series A Preferred Stock and the Series B Preferred Stock that such stockholders tender their shares of Series A Preferred Stock and Series B Preferred Stock into the Exchange Offers.
3.18.           Rights Offering
(a)           As promptly as practicable following the Closing, and subject to compliance with all applicable Law, including the Securities Act, the Company shall distribute to each holder of record of Common Stock, including any holders who received Common Stock pursuant to the Series A Exchange and the Series B Exchange as of the close of business on the Business Day immediately preceding the Closing Date (each, a “Legacy Stockholder”) non-transferable rights (the “Rights”) to purchase from the Company a an amount of Common Shares calculated pursuant to Section 3.18(b) at a per share purchase price of $0.43 (“Rights Purchase Price”). The transactions described in this Section 3.18, including the purchase and sale of Common Shares upon the exercise of Rights and any commitments to purchase unsubscribed Common Shares in Section 3.18(c), shall be referred to in this Agreement as the “Rights Offering.”  The registration statement relating to the Rights Offering shall be filed within 15 days after the Closing.
(b)           Each Right shall entitle a Legacy Stockholder to purchase any whole number of Common Shares, provided that (i) no Legacy Stockholder shall thereby exceed, together with any other person with whom such Legacy Stockholder may be aggregated under applicable Law, 4.9% beneficial ownership of the Company’s equity securities and (ii) the aggregate purchase price of all Common Shares purchased in the Rights Offering shall not exceed Twenty-Million Dollars ($20,000,000).
(c)           In the event the Rights Offering is over-subscribed, subscriptions by Legacy Stockholders shall be reduced proportionally based on their pro rata ownership of the Common Stock outstanding as of the close of business on the trading day immediately preceding the Closing Date but assuming that the Exchange Offers shall have occurred on such date.  In the event the Rights Offering is under-subscribed, each of the Anchor Investors hereby agrees to purchase, on a Pro Rata Basis, unsubscribed Common Shares at the Rights Purchase Price.  Additionally, the Company agrees that each Additional Agreement with the Additional Investors shall include a substantially similar covenant requiring such Additional Investor to purchase, on a Pro Rata Basis, unsubscribed Common Shares at the Rights Purchase Price.  Notwithstanding the foregoing, in no event shall any Anchor Investor, together with any other Person with whom such Anchor Investor may be aggregated under applicable Law, be obligated pursuant to this Section 3.18(c) to acquire more than 24.9% of the total outstanding voting securities of the Company.
(d)           As used in Section 3.18, “Pro Rata Basis” with respect to any Investor means a backstop commitment to purchase that number of Common Shares equal to the Undersubscription Amount multiplied by a fraction, the numerator of which is the number of Common Shares purchased by such Investor in connection with the Investment or the Other Private Placements, as the case may be, and the denominator of which is the total aggregate number of Common Shares purchased by all Investors in connection with the Investment and the Other Private Placements.  “Undersubscription Amount” means (i) the difference between (A) $20,000,000 and (B) the aggregate purchase price of the Common Shares purchased by Legacy Stockholders in the Rights Offering divided by (ii) the Rights Purchase Price.

ARTICLE IV
TERMINATION

4.1.          Termination
This Agreement may be terminated prior to the Closing:
(a)           by mutual written agreement of the Company and each of the Anchor Investors;
(b)           by any party, upon written notice to the other parties, in the event that the Closing does not occur on or before the date that is 90 days from the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)           by an Anchor Investor, upon written notice to the Company and the other Anchor Investor, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(c)(2)(A) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(c) shall only apply if such Anchor Investor is not in material breach of any of the terms of this Agreement;
(d)           by the Company, upon written notice to the Anchor Investors, if (i) there has been a breach of any representation, warranty, covenant or agreement made by an Anchor Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(c)(3)(A) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(d) shall only apply if the Company is not in material breach of any of the terms of this Agreement;
(e)           by any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;
(f)           by an Anchor Investor, upon written notice to the Company and the other Anchor Investor, if such Anchor Investor or any of its Affiliates receives written notice from or is otherwise advised by, the Federal Reserve that the Federal Reserve will not grant (or intends to rescind or revoke if previously granted) any of the written confirmations or determinations referred to in Section 1.2(c)(2)(D); or
(g)           by the Company, upon written notice to the Anchor Investors,  if the Company receives written notice from or is otherwise advised by the Federal Reserve that the Federal Reserve will not grant (or intends to rescind or revoke if previously granted) any of the written confirmations or determinations referred to in Section 1.2(c)(2)(D).
4.2.           Effects of Termination
In the event of any termination of the Transaction Documents as provided in Section 4.1, this Agreement (other than Section 3.3 and Article VI of this Agreement, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for fraud or willful breach of this Agreement.
ARTICLE V
INDEMNITY
5.1.           Indemnification by the Company
(a)           After the Closing, and subject to Sections 5.1, 5.3 and 5.4, the Company shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Carlyle Anchor Investor and its Affiliates, officers, directors, partners, members and employees, as applicable, (the “Carlyle Investor Indemnified Parties”) and the Anchorage Anchor Investor and its Affiliates, officers, directors, partners, members and employees, as applicable, (the “Anchorage Investor Indemnified Parties” and, together with the Carlyle Investor Indemnified Parties, the “Anchor Investor Indemnified Parties”) against, and reimburse any of the Anchor Investor Indemnified Parties for:
(1)           all Losses that any of the Anchor Investor Indemnified Parties may at any time suffer or incur, or become subject to (A) as a result of or in connection with the inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any certificate delivered pursuant hereto or (B) as a result of or in connection with any breach or failure by the Company to perform any of their covenants or agreements contained in this Agreement; and
(2)           any action, suit, claim, proceeding or investigation by any stockholder of the Company or any other Person relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including the Investment, the Other Private Placements, the TARP Exchange, the Exchange Offers and the Rights Offering).
(b)           Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless any of the Carlyle Investor Indemnified Parties against, or reimburse any of the Carlyle Investor Indemnified Parties for any any Losses pursuant to Section 5.1(a)(1)(A) (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $100,000 (nor shall any such claim or series of related claims that do not meet the $100,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Losses by any of the Carlyle Investors Indemnified Parties for which the Company has  responsibility under clause (ii) of this Section 5.1(b)); and (ii) until the aggregate amount of the Carlyle Investor Indemnified Parties’ Losses for which the Carlyle Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.1(a)(1)(A) exceeds one percent (1)% of such Carlyle Anchor Investor’s aggregate purchase price paid to the Company pursuant to Section 1.1 hereof (the “Carlyle Deductible”), after which the Company shall be obligated for all of the Carlyle Investor Indemnified Parties’ Losses for which the Carlyle Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.1(a)(1)(A) that are in excess of such Carlyle Deductible. Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless the Carlyle Investor Indemnified Parties against, or reimburse the Carlyle Investor Indemnified Parties for, any Losses pursuant to Section 5.1(a)(1)(A) in a cumulative aggregate amount exceeding the aggregate purchase price paid by the relevant Carlyle Anchor Investor to the Company pursuant to Section 1.1 hereof (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations).
(c)           Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless any of the Anchorage Investor Indemnified Parties against, or reimburse any of the Anchorage Investor Indemnified Parties for any Losses pursuant to Section 5.1(a)(1)(A) (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $100,000 (nor shall any such claim or series of related claims that do not meet the $100,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Losses by any of the Anchorage Investor Indemnified Parties for which the Company has  responsibility under clause (ii) of this Section 5.1(c) below); and (ii) until the aggregate amount of the Anchorage Investor Indemnified Parties’ Losses for which the Anchorage Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.1(a)(1)(A) exceeds one percent (1)% of such Anchorage Anchor Investor’s aggregate purchase price paid to the Company pursuant to Section 1.1 hereof (the “Anchorage Deductible”), after which the Company shall be obligated for all of the Anchorage Investor Indemnified Parties’ Losses for which the Anchorage Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5.1(a)(1)(A) that are in excess of such Anchorage Deductible. Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless the Anchorage Investor Indemnified Parties against, or reimburse the Anchorage Investor Indemnified Parties for, any Losses pursuant to Section 5.1(a)(1)(A) in a cumulative aggregate amount exceeding the aggregate purchase price paid by the relevant Anchorage Anchor Investor to the Company pursuant to Section 1.1 hereof (other than Losses arising out of the inaccuracy or breach of any Company Specified Representations).
(d)           For purposes of Section 5.1(a), in determining whether there has been a breach of a representation or warranty, the parties hereto shall ignore any “materiality,” “Knowledge”, “Material Adverse Effect,” or similar qualifications.

5.2.           Indemnification by the Anchor Investors
(a)           After the Closing and subject to Sections 5.2, 5.3 and 5.4, the Anchor Investors shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Company against, and reimburse the Company for, all Losses that the Company may at any time suffer or incur, or become subject to (1) as a result of or in connection with the inaccuracy or breach of any representation or warranty made by the Anchor Investors in this Agreement or (2) as a result of or in connection with any breach or failure by the Anchor Investors to perform any of their covenants or agreements contained in this Agreement.
(b)           Notwithstanding anything to the contrary contained herein, no Anchor Investor shall be required to indemnify, defend or hold harmless the Company against, or reimburse the Company (1) for Losses for which the Company would be required to indemnify the Anchor Investor Indemnified Parties pursuant to Section 5.1(a)(1)(B) or (2) for any Losses pursuant to Section 5.2(a)(1) (other than Losses arising out of the inaccuracy or breach of any Anchor Investors Specified Representations) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $100,000 of the purchase price paid by such Anchor Investor pursuant to Section 1.1 hereof (nor shall any such claim or series of related claims that do not meet the $100,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Company’s Losses for which the Anchor Investors has responsibility under clause (ii) of this Section 5.2(b)); and (ii) until the aggregate amount of the Company’s Losses for which the Company are finally determined to be otherwise entitled to indemnification under Section 5.2(a)(1) exceeds one percent (1)% of such Anchor Investor’s aggregate purchase price paid to the Company pursuant to Section 1.1 hereof (the “Company Deductible”), after which the Anchor Investors shall be obligated for all of the Company’s Losses for which the Company is finally determined to be otherwise entitled to indemnification under Section 5.2(a)(1) that are in excess of such Company Deductible. Notwithstanding anything to the contrary contained herein, neither Anchor Investor shall be required to indemnify, defend or hold harmless the Company against, or reimburse the Company for, any Losses pursuant to Section 5.2(a)(1) in a cumulative aggregate amount exceeding the aggregate purchase paid by such Anchor Investor to the Company pursuant to Section 1.1 hereof (other than Losses arising out of the inaccuracy or breach of any of such Anchor Investor Specified Representations).
(c)           For purposes of Section 5.2(a), in determining whether there has been a breach of a representation or warranty, the parties hereto shall ignore any “materiality” or similar qualifications.
5.3.           Notification of Claims
(a)           Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The parties agree that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 6.1 for such representation, warranty, covenant or agreement; provided, that if, prior to such applicable date, a party hereto shall have notified the other parties hereto in accordance with the requirements of this Section 5.3(a) of a claim for indemnification under this Agreement (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Agreement notwithstanding the passing of such applicable date.
(b)           Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at the Indemnifying Party’s expense (except that the Indemnifying party shall only be liable for the reasonable fees and expenses of one law firm for all of the Indemnified Parties).  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  The Company or the Anchor Investors (as the case may be) shall, and shall cause each of their Affiliates and representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim.  The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this agreement.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.
5.4.           Indemnification Payment
.  In the event a claim or any Action for indemnification hereunder has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is an Anchor Investor, by the Company to the Indemnified Party and (b) if the Indemnified Party is the Company, by the Anchor Investors to the Indemnified Party, in each case on demand in immediately available funds; provided, however, that any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party as a result of such claim or Action shall be reimbursed promptly by the Indemnifying Party upon receipt of an invoice describing such costs incurred by the Indemnified Party.  A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable governmental order has been entered into with respect to such claim or Action.
5.5.           Exclusive Remedies
.  Except as set forth in this Agreement, the other Transaction Documents and any other documents delivered in connection with the Closing of the transactions contemplated by the Transaction Documents, the Company and its representatives make no representation or warranty, expressed or implied, at law or in equity, in respect of the Company or the Company's business or prospects; and any and all other representations and warranties made by the Company or its representatives are deemed to have been superseded by this Agreement and do not survive. The Anchor Investors acknowledge and agree that they are relying solely on their own investigations and the representations and warranties contained in this Agreement, the other Transaction Documents, and the other documents delivered in connection with the Closing in deciding to enter into this Agreement and consummate the Closing. Without limiting the previous two sentences, each party hereto acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive remedies of the parties hereto for any breach of the representations, warranties or covenants contained in the this Agreement. No investigation of the Company by any Anchor Investor, or by the Company of any Anchor Investor, whether prior to or after the date hereof, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.  The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Article VI

MISCELLANEOUS

6.1.           Survival
The representations and warranties of the parties hereto contained in this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), at which time they shall terminate and no claims shall be made for indemnification under Section 5.1 or Section 5.2, as applicable, for breaches of representations or warranties thereafter, except the Company Specified Representations (other than the representations and warranties made in Section 2.2(z), which shall survive until sixty (60) days following the expiration of the applicable statute of limitations) and the Anchor Investor Specified Representations shall survive the Closing indefinitely. The covenants and agreements set forth in this Agreement shall survive until the earliest of the duration of any applicable statute of limitations or until performed or no longer operative in accordance with their respective terms.
6.2.           Expenses
.  Whether or not the transactions contemplated by the Transaction Documents are completed, the Company shall reimburse each Anchor Investor promptly, upon receipt of invoices from such Anchor Investor, for all reasonable and documented out-of-pocket expenses incurred by such Anchor Investor and its Affiliates in connection with its due diligence investigation of the Company and the transactions contemplated by the Transaction Documents, the preparation, negotiation and enforcement of the Transaction Documents, and the filing or pursuit of any Governmental Consent required in connection with the foregoing  (including, but not limited to, all fees and expenses of attorneys, consultants, accounting, financial and other advisors) incurred by or on behalf of the Anchor Investors or their Affiliates in connection with the transactions contemplated by the Transaction Documents.  Except as provided in the foregoing sentence and in the letter agreement, dated as of the date hereof among the Company and each of the Anchor Investors (or one of such Anchor Investor’s Affiliates) (the “Fee Letter”), each party will pay their own costs and expenses in connection with this Agreement and the transactions contemplated hereby.
6.3.           Other Definitions
.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.
(a)           the term “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities;

(b)           the term “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person provided that no security holder of the Company shall be deemed to be an Affiliate of any other security holder or of the Company or any of its Subsidiaries solely by reason of any investment in the Company. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise;
(c)           the term “Anchorage Anchor Investor” means ACMO-HR, L.L.C.;
(d)           the term “Anchorage Designated Director” means, the Person designated by the Anchorage Anchor Investor to be nominated and elected as a member of the Board of Directors;
(e)           the term “Articles of Amendment” means the General Articles of Amendment, the Preferred Stock Articles of Amendment and any other amendments to the Company’s Articles of Incorporation that may be required pursuant to the transactions contemplated by the Transaction Documents;
(f)           the term “Board of Directors” means the Board of Directors of the Company;
(g)           the term “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Virginia generally are authorized or required by Law or other governmental actions to close;
(h)           the term “Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person;
(i)           the term “Carlyle Anchor Investor” means Carlyle Global Financial Services Partners, L.P.;
(j)           the term “Carlyle Designated Director” means, the Person designated by the Carlyle Anchor Investor to be nominated and elected as a member of the Board of Directors;
(k)           the term “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:
A.           any person is or becomes a beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), other than the Investors and their Affiliates, directly or indirectly, of 20% of the aggregate voting power of the voting securities; provided, however, that the event described in this clause (2) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Internal Revenue Code of 1986, as amended) do not exceed 20% of the then outstanding voting securities, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction;
B.           the consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by voting securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);
C.           the stockholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or
D.           a majority of the members of the Board of Directors are not Continuing Directors; provided that the changes to the membership of the Board of Directors pursuant to Section 3.5 herein shall not be considered a Change of Control;
(l)           the term “Code” means the Internal Revenue Code of 1986, as amended;
(m)           the term “Company Specified Representations” means the representations and warranties made in Section 2.2(a), Section 2.2(c), Section 2.2(d)(1), Section 2.2(z), and Section 2.2(cc);

(n)           the term “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the date of this Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such new director’s nomination or election;
(o)           the term “Disclosure Schedule” shall mean  a schedule delivered, on or prior to the date hereof, by (i) each Anchor Investor to the Company and (ii) the Company to each Anchor Investor setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to such Anchor Investor, or to one or more covenants contained in Article III;
(p)           The term “Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment;
(q)           the term “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time;
(r)           the term “General Articles of Amendment” means the amendments to Company’s Articles of Incorporation required to effect General Stockholder Proposals, pursuant to the Articles of Amendment attached hereto as Exhibit G;
(s)           the term “Governmental Consent” means any notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or the expiration or termination of any statutory waiting periods, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”);
(t)           the term “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization;
(u)            the term “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company, including the Federal Housing Administration, the United States Department of Veterans’

Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral;
(v)           the term “Knowledge” of the Company and words of similar import mean the knowledge of any directors, executives or other employees of the Company listed on Schedule I hereto;
(w)           the term “Anchor Investor Specified Representations” means the representations and warranties made in Section 2.3(a), Section 2.3(b)A  Section 2.3(d) and Section 2.3(e);
(x)           the term “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or a security backed by or representing an interest in any such mortgage loan;
(y)           the term “Losses” means any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys; fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind, excluding exemplary and punitive damages;
(z)           the term “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity;
(aa)           the term “Proxy Statement” means a proxy statement related to the transactions contemplated by the Transaction Documents;
(bb)           the term “Rule 144” means such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time;
(cc)           the term “Schedule TO” means a tender offer statement under Section 3(e)(1) of the Exchange Act on Schedule TO-I and all amendments, with respect to the Exchange Offer, in each case including the document, all exhibits thereto and any document incorporated by reference therein;
(dd)           the term “Series A Exchange” means the exchange offer pursuant to which the Series A Preferred Stock shall be exchanged for Common Stock pursuant to the terms and conditions of such exchange offer made by the Company to each of the holders of Series A Preferred Stock;
(ee)           the term “Series A Stockholder Proposal” means the amendments proposed to be made to the Series A Preferred Stock as contemplated by the Transaction Documents;

(ff)           the term “Series B Exchange” means the exchange offer pursuant to which the Series B Preferred Stock shall be exchanged for Common Stock pursuant to the terms and conditions of such exchange offer made by the Company to each of the holders of Series B Preferred Stock;
(gg)           the term “Series B Stockholder Proposal” means amendments proposed to be made to the Series A Preferred Stock as contemplated by the Transaction Documents;
(hh)           the term “Stockholder Proposals” means the Series A Stockholder Proposals, the Series B Stockholder Proposals and the General Stockholder Proposals;
(ii)           the term “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a Subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more Subsidiaries thereof;
(jj)           the term “Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Governmental Entity, whether or not disputed;
(kk)           the term “Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax;
(ll)           the term “Transaction Documents” means this Agreement, the Equity Commitment Letter, the Additional Agreements, the Treasury Letter , the Exchange Agreement, the Other Private Placement documents, the Exchange Offer documents, the Fee Letter and the Rights Offering documents, as the same may be amended or modified from time to time;
(mm)           the word “or” is not exclusive;
(nn)           the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(oo)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and
(pp)           all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit and schedule references not attributed to a particular document shall be references to such exhibits and schedules to this Agreement.
6.4.           Independent Nature of Anchor Investors’ Obligations and Rights
.  The obligations of each Anchor Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Anchor Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document.  The decision of each Anchor Investor (other than those Anchor Investors that are Affiliates of each other) to purchase the Common Shares pursuant to the Transaction Documents has been made by such Anchor Investor independently of any other non-affiliated Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, which may have been made or given by any other non-affiliated Investor or by any agent or employee of any other non-affiliated Investor, and no Anchor Investor and any of its agents or employees shall have any liability to any other Investor (or any other Person) relating to or arising from any such information, materials, statement or opinions.  Nothing contained in the Transaction Documents, and no action taken by any Anchor Investor pursuant hereto or thereto, shall be deemed to constitute the Anchor Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Anchor Investors are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Anchor Investor (other than those that are Affiliates of such Anchor Investor) confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors and no other non-affiliated Anchor Investor has acted as agent for such Anchor Investor in connection with making its investment hereunder and that no non-affiliated Investor will be acting as agent of such Anchor Investor (and its Affiliates) in connection with monitoring its investment in the Common Shares or enforcing its rights under the Transaction Documents.  Each Anchor Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of the Transaction Documents, and it shall not be necessary for any other Anchor Investor to be joined as an additional party in any proceeding for such purpose.  It is expressly understood and agreed that each provision contained in this Agreement is between the Company and an Anchor Investor, solely, and not between the Company and the Anchor Investors collectively and not between and among the Anchor Investors.
6.5.           Amendment and Waivers
The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law. No amendment or waiver of any provision of this Agreement will be effective against any party hereto unless it is in a writing signed by a duly authorized officer of such party that makes express reference to the provision or provisions subject to such amendment or waiver.

6.6.           Counterparts and Facsimile
For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
6.7.           Governing Law
This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within such State.
6.8.           Jurisdiction
The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York sitting in the borough of Manhattan, New York, New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding or, if it does not have subject matter jurisdiction, in any New York State court sitting in the borough of Manhattan, New York, New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.10 shall be deemed effective service of process on such party.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts referred to above for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
6.9.           WAIVER OF JURY TRIAL
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
6.10.           Notices
Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)           If to the Anchor Investors:

(i) if to Carlyle Global Financial Services Partners, L.P.:

c/o The Carlyle Group
1001 Pennsylvania Avenue, NW
Washington, D.C. 20004-2505
Attn:           Randal K. Quarles
Telephone:  (202) 729-5185
Fax:  (202) 347-1818

with a copy (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:           Maripat Alpuche
Telephone:  (212) 455-2000
Fax:  (212) 455-2502
(ii) if to ACMO-HR, L.L.C.:
c/o Anchorage Advisors, L.L.C.
610 Broadway, 6th Floor
New York, New York  10012
Attn:           Hal Goltz
Telephone: (212) 432-4600
Fax: (212) 432-4601

with a copy (which copy alone shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York  10005
Attn:           Thomas C. Janson, Esq.
     Winthrop N. Brown, Esq.
Telephone: (212) 530 5000
Fax: (212) 530-5219

(b)           If to the Company:

Hampton Roads Bankshares, Inc.
999 Waterside Dr., Suite 200
Norfolk, Virginia  23510
Attn:           Douglas J. Glenn, Esq.
Telephone:  (757) 217-3634
Fax:  (757) 217-3656

with a copy (which copy alone shall not constitute notice):

Williams Mullen
999 Waterside Dr., Suite 1700
Norfolk, Virginia 23510
Attn: William A. Old, Jr.
Telephone: (757) 629-0613
Fax: (757) 629-0660

6.11.           Entire Agreement
This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents, the Confidentiality Agreements and the letter agreements referred to in Section 6.2 constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, inducements or conditions, both written and oral, among the parties, with respect to the subject matter hereof and thereof.
6.12.           Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Common Shares.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Anchor Investors.  An Anchor Investor may assign some or all of its rights hereunder or thereunder without the consent of the Company (i) to any third party, if in compliance with the Transaction Documents and Law or (ii) to any Affiliate of such Anchor Investor, and such assignee shall be deemed to be an Anchor Investor hereunder with respect to such assigned rights and shall be bound by the terms and conditions of this Agreement that apply to “Anchor Investors.”
6.13.           Captions
The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
6.14.           Severability
If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the Anchor Investors and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
6.15.           Third Party Beneficiaries
Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person or entity (including, but not limited to any Additional Investors) other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 3.5, 3.14, 5.1 and 5.2 shall insure to the benefit of the persons referred to in that Section.

6.16.           Public Announcements
Each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the Transaction Documents and any of the transactions contemplated hereby and thereby, including any communications to the employees and customers of the Company and its Affiliates.  Without limiting the foregoing, except as otherwise permitted in the next sentence, no party hereto will make (and each party will use its best efforts to ensure that its Affiliates and Representatives do not make) any such news release or public disclosure without first consulting with the other parties hereto and, in each case, also receiving each other party’s consent (which shall not be unreasonably withheld or delayed). In the event a party hereto is advised by its outside legal counsel that a particular disclosure is required by Law, such party shall be permitted to make such disclosure but shall be obligated to use its reasonable best efforts to consult with the other parties hereto and take their comments into account with respect to the content of such disclosure before issuing such disclosure.
6.17.           Specific Performance
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
6.18.           No Recourse
This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of any of the Anchor Investors or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.
HAMPTONS ROADS BANKSHARES, INC.

By:
Name:
Title:

CARLYLE GLOBAL FINANCIAL SERVICES PARTNERS, L.P.

By: TCG Financial Services, L.P., its general partner

By: Carlyle Financial Services, Ltd., its general partner

By:
Name:
Title:

ACMO-HR, L.L.C.

By: Anchorage Capital Master Offshore, Ltd., its sole member

By: Anchorage Advisors, L.L.C., its investment manager

By:
Name:
Title:

[SCHEDULES AND EXHIBITS HAVE BEEN OMITTED]